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                                                                  EXHIBIT 10.114



                        PURCHASE AND SERVICING AGREEMENT



         This Purchase and Servicing Agreement, dated as of May 30, 1997, is between Preferred Equities Corporation, a Nevada corporation having an address of and office at 4310 Paradise Road, Las Vegas, Nevada 89109-6597 (hereafter referred to as "Seller") and BankBoston, N.A., a national banking association having an address of and office at 100 Federal Street, Boston, Massachusetts 02110 ATTN: Real Estate Department-Amy Weinstock and also having an office at 115 Perimeter Center Place N.E., Suite 500, Atlanta, Georgia 30346 ATTN: John Pearson (hereafter referred to as "Purchaser").

                                   WITNESSETH:


         Whereas, Seller is the owner of the Receivables (as defined in Section
1.01 below) created by the sale of building lots in the Subdivision Project (as defined in Section 1.01 below) and by the sale of timeshare interests under deeds, Agreements for Deed (as defined in Section 1.01 below) and Right to Use Agreements (as defined in Section 1.01 below) in the Timeshare Project (as defined in Section 1.01 below); and

         Whereas, on the Initial Closing Date, Seller desires to sell, transfer, assign and convey to Purchaser the Receivables set forth on Schedule A hereto and on the Subsequent Closing Date Seller desires to sell, transfer, assign and convey to Purchaser additional Receivables to be identified after the Initial Closing Date; and

         Whereas, Purchaser desires to purchase from Seller on the Initial Closing Date and on the Subsequent Closing Date, the Receivables, on the terms and conditions set forth in this Agreement; and

         Whereas, Seller has agreed in connection with and in partial consideration for the purchase by Purchaser of the Receivables to continue to service the Receivables; and

         Whereas, Purchaser has requested that Seller continue to service the Receivables on the terms and conditions set forth in this Agreement.

         Now therefore, in consideration of the premises and mutual agreements herein contained, Seller and Purchaser agree as follows:



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                                   ARTICLE I.

                                   Definitions

         Section 1.01 Definitions. Whenever in this Agreement the following words and phrases are used, unless the context otherwise requires, such words and phrases shall have the meaning ascribed to them as set forth below:

         "Accrued Interest" on a Receivable means that amount of interest accrued on the Principal Balance of such Receivable but not paid by or on behalf of the Obligor as of such date.

         "Affiliate" when used with respect to any person or entity, shall mean any other person or entity which, directly or indirectly, controls or is controlled by or is under common control with such person. For purposes of this definition "control" including the correlative meanings of the terms "controlled by" and "under common control with", with respect to any person, shall mean possession, directly or indirectly of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities or by contract or otherwise.

         "Agency Agreement" shall mean that certain Agency Agreement dated as of May 30, 1997 among Seller, Purchaser and Custodian as the same may be amended or modified from time to time, and any agreement entered into in replacement therefor.

         "Agent" means Bank of America, NT & SA, a banking corporation or its successors or assigns which shall act as Agent for Purchaser under the Agency Agreement.

         "Agreement" means this Purchase and Servicing Agreement, as amended or modified from time to time.

         "Agreement for Deed" means a written agreement for the purchase and sale of a timeshare interest in the Timeshare Project, under which Seller is the vendor thereunder, providing for delivery of a deed to the vendee thereunder to the related Financed Property upon payment and performance of the Obligor's obligations as vendee thereunder.

         "Amount Financed" in respect of a Receivable means the original amount advanced under the Receivable toward the purchase price of the Financed Property and related costs.

         "Annual Percentage Rate" of a Receivable means the annual rate of interest stated in the Receivable for purposes of the Federal Truth In Lending disclosure stated therein, which may differ from the contract rate stated therein.



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         "Business Day" means a day other than a Saturday, Sunday or other day on which Purchaser is not open for transaction of substantially all of its banking functions or a day other than when banks in Las Vegas, Nevada are authorized or required by law or regulation to close.

         "Closing Date" means the Initial Closing Date and/or the Subsequent Closing Date as applicable to the context in which the term is used.

         "Collected Interest" means the portion of all payments received (from whatever source including all late fees and other administrative fees or payments received on any Receivable) during a Collection Period from Receivables that is allocable to interest pursuant to the terms of such Receivable.

         "Collected Principal" means the portion of all payments received (from whatever source) during a Collection Period on a Receivable that is allocable to principal pursuant to the terms of such Receivable.

         "Collection Period" means each calendar month until this Agreement shall terminate pursuant to Article VIII.

         "Consolidated" or "consolidated" shall mean, when used with reference to any financial term in this Agreement, the aggregate for two or more persons or entities of the amounts signified by such term for all such persons or entities determined on a consolidated basis in accordance with generally acceptable accounting principles.

         "Credit and Collection Policies" shall mean the credit and collection policies of Seller set forth on Schedule B hereto.

         "Custodian" shall mean Bank of New York or its successors or assigns, which shall act as custodian and bailee for Purchaser under the Custodial Agreement.

         "Custodial Agreement" means the Custodial Agreement dated May 30, 1997 among Seller, Purchaser and Custodian as the same may be amended or modified from time to time and any agreement entered into in replacement therefor.

         "Custodian Receivable File" means the documents specified in
Section 2.06(a).

         "Cutoff Date" means, for the Initial Closing Date, April 30, 1997 and for the Subsequent Closing Date the close of business on a date specified as the Cutoff Date by Seller and agreed to by Purchaser with respect to the purchase by Purchaser from Seller of a Pool.



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         "Deed of Trust Agreement" means a written agreement for the purchase and sale of Financed Property in the Timeshare Project or the Subdivision Project under which Seller conveys title thereto to the Obligor with the unpaid purchase price therefor evidenced by a promissory note and secured by a deed of trust or mortgage on the related Financed Property in favor of Seller.

         "Defaulted Receivable" means a Receivable (a) as to which Seller has knowledge that a bankruptcy or insolvency of any Obligor under the Receivable has occurred or that eventual payment in full is unlikely, or (b) in respect of which any principal or interest due thereunder is 90 days or more overdue as determined in accordance with the Credit and Collection Polices, or (c) in respect of which payments have been rescheduled or extended or other terms have been modified or waived within the one-year period preceding the Cutoff Date with respect to such Receivable, or (d) in respect of which Seller shall have taken any steps to realize upon such Receivable pursuant to Section 3.03, or (e) in respect of which any action is taken to enforce or perfect any other Lien on the related Financed Property including those arising from applicable Taxes or assessments, or (f) at the option of Purchaser, any event of default by the Obligor under the Receivable, which event is known to Seller (other than a default under (b) above) has occurred and remains uncured for more than fourteen
(14) months, including any failure to pay applicable Taxes or assessments (whether or not expressly required under the terms of the Receivable), or (g) as to which the Obligor has exercised any right to exchange the Financed Property for other property or is otherwise released from Obligor's obligations under any Receivable by Seller, including any Receivable in respect of which an upgrading or downgrading contract is entered into as contemplated by Section 3.06(a) or
(h) for which a Custodian Receivable File has been delivered to Custodian and there shall be missing items in such file as shall be identified on an exception list as is more particularly set forth in Section 1.2 of the Custodial Agreement, which items shall not have been furnished within thirty (30) days after delivery of such Custodian Receivable File unless Purchaser shall have waived the furnishing of such items or consented to the Receivable not being designated as a Defaulted Receivable; and which, in the case of each of clauses
(a) through (h), shall not have been repurchased from Purchaser by or on behalf of Seller or replaced pursuant to Section 4.02.

         "Distribution Date" means the third Business Day after the Report Date for each Collection Period.

         "Event of Transfer" means any event or condition specified in Section 7.01.



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         "Financed Property" means, in respect of a Receivable, the land in the case of a Land Receivable, or the timeshare interest or right to use interest in the case of a Timeshare Receivable, together with all hereditaments and appurtenances thereto, securing (or as to which title is retained to secure) an Obligor's indebtedness under such Receivable.

         "Generally Accepted Accounting Principles" shall mean generally accepted accounting principles applied on a consistent basis.

         "Guarantor" shall mean Mego Financial Corp., a New York corporation, which owns all of the issued and outstanding capital stock of Seller.

         "Guaranty Agreement" means that certain Guaranty Agreement, dated as of May 30, 1997, by Guarantor in favor of Purchaser, as the same may be amended or modified from time to time.

         "Initial Closing Date" means May 30, 1997.

         "Land Receivable" means a Receivable arising from the sale of land in the Subdivision Project by the Seller.

         "Lien" means a security interest, lien, title retention arrangement, charge, pledge, preference or encumbrance of any kind, including tax liens, mechanics' liens and any liens that attach by operation of law.

         "Minimum Reserve Account Amount" means as of the Cutoff Date and on each subsequent Record Date an amount equal to 5% of the Pool on each such date.

         "Obligor" means the purchaser or the co-purchasers of the Financed Property purchased in part or in whole by the execution and delivery of such Receivable, or any other Person who owes or may be liable for payments under such Receivable.

         "Opinion of Counsel" means a written opinion of independent counsel acceptable to the Purchaser.

         "Person" means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint stock company, trust, unincorporated organization, or government or any agency or political subdivision thereof, or any other entity of whatever nature.



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         "Pool" means the aggregate outstanding Principal Balance of the
Receivables purchased by Purchaser on the Initial Closing Date and the aggregate outstanding Principal Balance of the Receivables purchased by Purchaser on the Subsequent Closing Date and thereafter the aggregate outstanding Principal Balance of the Receivables purchased by Purchaser on each of the Closing Dates less the Principal Balance of Defaulted Receivables plus the Principal Balance of Replacement Receivables calculated separately for each such Pool purchased.

         "Principal Balance" of a Receivable, as of any date means the Amount Financed minus that portion of all payments received prior to such date allocable to principal of such Receivable.

         "Purchaser" means BankBoston, N.A., a national banking association and its successors and assigns (but such term shall not include any Person repurchasing Receivables pursuant to the terms of this Agreement).

         "Receivable" means an installment contract (which shall be either a Deed of Trust Agreement or an Agreement for Deed or a Right to Use Agreement) entered into between Seller and an Obligor in respect of Financed Property which installment contract is purchased by Purchaser from Seller or is collaterally assigned by Seller to Purchaser to constitute all or a portion of the Reserve Account, pursuant to this Agreement, and includes all promissory notes, mortgages, deeds of trust, land contracts, agreements for deed and other property, right, title and interest conveyed pursuant to Section 2.01. A Receivable repurchased by or on behalf of Seller or replaced pursuant to Section 4.02, shall be removed and shall not thereafter be deemed a Receivable for purposes of this Agreement. Each Replacement Receivable assigned by Seller pursuant to Section 4.02 shall be included in the Pool and thereafter be deemed a Receivable for all purposes of this Agreement.

         "Receivable Files" means the documents specified in Section 2.06(a) and (b).

         "Record Date" means the last day of a Collection Period.

         "Replacement Receivable" means a Receivable assigned to Purchaser by Seller pursuant to Section 4.02 in replacement of a Defaulted Receivable.

         "Replacement Request" means each request by Seller that Purchaser accept Replacement Receivables pursuant to Section
4.02.

         "Report Date" means for each Collection Period the fifteenth calendar day of the month following each Collection Period.



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         "Repurchase Amount" of any Receivable means, as of a Record Date, the
Principal Balance thereof.

         "Reserve Account" means the account established pursuant to Section
5.01.

         "Reserve Account Balance" shall mean the balance of the Reserve Account at any time.

         "Right To Use Agreement" means a written agreement wherein installment payments are due by the Obligor thereunder for the right to use a specified accommodation or type of accommodation for a stated period of time on either a fixed period or floating, discretionary period basis at the Timeshare Project under which the Seller is the grantor.

         "Servicer Receivable File" means the documents specified in
Section 2.06(b).

         "Subdivision Project" means the Calvada Valley Subdivision, the Calvada North Subdivision, the Calvada Meadows Subdivision, the Country View Estates Subdivision, the Golden Spring Ranch Subdivision (Units No. 1-8 inclusive), the Vegas Acres Subdivision (Unit No.2), the Calvada 9B Subdivision, and the Country Place II Subdivision projects located in Nye County, Nevada, which comprise a part of the Calvada subdivisions, for which Seller has acted as the seller of lots therein.

         "Subsequent Closing Date" means any date up to and including October 24, 1997 as is agreed to be the Subsequent Closing Date by Purchaser and Seller, upon which date Purchaser acquires title to a Pool of Receivables.

         "Subsidiary" of any person shall mean any other person (whether now existing or hereafter organized or acquired) in which (other than directors qualifying shares required by law) at least a majority of the securities or other ownership interests of each class having ordinary voting power or analogous right (other than securities or other ownership interests which have such power or right only by reason of the happening of a contingency), at the time as of which any determination is being made, are owned, beneficially and of record, by such person or by one or more of the other subsidiaries of such person or by any combination thereof, provided, however, that for purposes of this Agreement no New York corporations which, on the date of this Agreement, would otherwise constitute Subsidiaries, shall be deemed Subsidiaries.

         "Tangible Net Worth" of any person or entity shall mean, as of any date, (a) the amount of any capital stock, paid in capital and similar equity accounts plus (or minus in the case of a deficit) the capital surplus and retained earnings of such person



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or entity and the amount of any foreign currency translation adjustment account shown as a capital account of such person or entity, less (b) the net book value of all items of the following character which are included in the assets of such person or entity: (i) good will, including without limitation, the excess of cost over book value of any asset, (ii) organization or experimental expenses,
(iii) unamortized debt discount and expense, (iv) patents, trademarks, trade names and copyrights, (v) treasury stock, (vi) deferred taxes and deferred charges, (vii) franchises, licenses and permits, and (viii) other assets which are deemed intangible assets under generally accepting accounting principles, provided, however, that, notwithstanding the foregoing, no deduction shall be made pursuant to clause (b) in respect of any asset presently shown on the balance sheet of the Seller as "Deferred Selling Expense" as determined in accordance with generally accepted accounting principles.

         "Taxes" mean real property taxes and assessments, and other similar fees and taxes relating to a Financed Property.

         "Timeshare Project" means the White Sands Waikiki Resort Club located in the metropolitan area of Honolulu, Hawaii which has been dedicated to timeshare ownership by Seller pursuant to White Sands Waikiki Resort Club Notice of Timeshare Plan filed in the Office of Assistant Registrar of the Land Court of the State of Hawaii as Document No. 1205652, and the Reno Spa Resort Club located in the metropolitan area of Reno, Nevada which has been dedicated to timeshare ownership by Seller pursuant to Declaration of Timeshare Ownership Covenants, Conditions and Restrictions recorded in the Official Records of Washoe County, Nevada on April 18, 1984 in Book 2002 at Page 0651 as Document No. 919447, and the Brigantine Villas located in the metropolitan area of Atlantic City, New Jersey which has been dedicated to timeshare ownership by Seller pursuant to Declaration of Conditions, Covenants and Restrictions recorded in the Office of the Clerk of Atlantic County in Book 4731 of Deeds at Page 134, and the Brigantine Inn Resort Club located in the metropolitan area of Atlantic City, New Jersey which has been dedicated to timeshare ownership by Seller pursuant to Declaration of Conditions, Covenants and Restrictions recorded in the Office of the Clerk of Atlantic County in Book 4057 of Deeds at Page 1, and the Grand Flamingo Villas resort located in the metropolitan area of Las Vegas, Nevada which has been dedicated to timeshare ownership by Seller pursuant to Declaration of Timeshare Ownership Covenants, Conditions and Restrictions recorded in the Official Records of Clark County, Nevada on November 10, 1983 in Book 1832 as Document No. 1791580, and the Grand Flamingo Towers resort located in the metropolitan area of Las Vegas, Nevada which has been dedicated to timeshare ownership by Seller pursuant to Declarations of Timeshare Ownership Covenants, Conditions and Restrictions recorded in the Official Records of Clark County, Nevada on August 23, 1984 in Book 1978 as Document



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No. 1937487, and the Grand Flamingo Terraces resort located in the metropolitan area of Las Vegas, Nevada which has been dedicated to timeshare ownership by Seller pursuant to Declaration of Timeshare Plan Ownership Covenants, Conditions and Restrictions recorded in the Official Records of Clark County, Nevada on December 12, 1989 in Book 891212 as Document No. 00188, and the Grand Flamingo Suites resort located in the metropolitan area of Las Vegas, Nevada which has been dedicated to timeshare ownership by Seller pursuant to Declaration of Timeshare Ownership Covenants, Conditions and Restrictions recorded in the Official Records of Clark County, Nevada on November 8, 1991 in Book 911108 as Document No. 00235, and the Grand Flamingo Winnick resort located in the metropolitan area of Las Vegas, Nevada which has been dedicated to timeshare ownership by Seller pursuant to Declaration of Timeshare Ownership Covenants, Conditions and Restrictions recorded in the Official Records of Clark County, Nevada on March 19, 1993 in Book 930319 as Document No. 00051, and the Grand Flamingo Fountains resort located in the metropolitan area of Las Vegas, Nevada which has been dedicated to timeshare ownership by Seller pursuant to Declaration of Timeshare Ownership recorded in the Official Records of Clark County, Nevada on May 26, 1983 in Book 930526 as Document No. 00566 and the Aloha Bay, A Condominium-Indian Shores resort located in Indian Shores, Florida which has been dedicated to timeshare ownership by Seller pursuant to a Declaration of condominium for Aloha Bay, A Condominium recorded in the Official Records Book of Pinellas County Florida as Instrument #96-266636 in Book 9477 at Page 1645 and the Suites at Steamboat resort located in Steamboat Springs, Colorado which has been dedicated to timeshare ownership by Steamboat Suites, Inc., a subsidiary of Seller pursuant to an Amended and Restated Condominium Declaration with Timeshare Ownership Covenants, Conditions and Restrictions for The Suites at Steamboat, a Condominium recorded in the official records of Routt County as Instrument #446385 on March 22, 1995 in Book 706 at page 337.

         "Timeshare Receivable" means a Receivable arising from the sale of a timeshare interest by Seller, whether in fee or by a Right to Use Agreement in the Timeshare Project.

         "Trust Agreements" shall mean (a) that certain Amended, Restated and Consolidated Trust Agreement-Grand Flamingo Towers, dated as of March 19, 1990, among Valley Bank of Nevada (now known as Bank of America NT & SA), as trustee, Vacation Spa Resorts, a Tennessee corporation, whose existence ceased upon merger into Seller on March 11, 1993 and the Grand Flamingo Owners Association,
(b) that certain Amended, Restated and Consolidated Trust Agreement-Grand Flamingo Villas, dated as of March 19, 1990, among Valley Bank of Nevada (now known as Bank of America NT & SA), as trustee, Vacation Spa Resorts, a Tennessee corporation, whose existence ceased upon merger into Seller on March 11, 1993 and the Grand Flamingo Villas Owners Association,



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(c) that certain Trust Agreement-Grand Flamingo Terraces, dated as of December
8, 1989, among Valley Bank of Nevada (now known as Bank of America NT & SA), as trustee, Seller and Grand Flamingo Terraces Owners Association and (d) that certain Trust Agreement dated November 13, 1991 between Valley Bank of Nevada (now known as Bank of America NT & SA) and Seller with reference to the property known as the Grand Flamingo Suites.

         "Trustee" shall mean Bank of America NT & SA, a Nevada banking corporation, in its capacity as trustee under the Trust Agreements, and any successor to any of its rights and duties under the Trust Agreements.

         "UCC" means the Uniform Commercial Code as in effect in a respective jurisdiction.

         SECTION 1.02 Usage of Terms. With respect to all terms in this Agreement, the singular includes the plural and the plural the singular; words importing any gender include the other gender; references to a writing include printing, typing, lithography, and other means of reproducing words in a visible form; references to agreements and other contractual instruments include all subsequent amendments thereto or changes therein entered into in accordance with their respective terms and not prohibited by this Agreement; references to Persons include their permitted successors and assigns; and the term "including" means "including without limitation".

          SECTION 1.03 Simple Interest Method. All allocations of payments to principal and interest and determinations of periodic charges and the like shall be made using the simple interest method, based on the actual number of days elapsed and the actual number of days in the calendar year. Each payment on a Receivable shall be applied first to the amount of late payment charges or similar fees or reimbursable advances not included in the Amount Financed, then to interest accrued on such Receivable to the date of receipt and then to reduce the principal amount outstanding on the Receivable.



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                                   ARTICLE II

                                 The Receivables

         SECTION 2.01 Conveyance of Receivables. In consideration of the payment of the purchase price by Purchaser pursuant to Section 2.02, on the Initial Closing Date and on the Subsequent Closing Date, Seller hereby agrees to sell, transfer, assign, and otherwise convey to Purchaser without recourse (but subject to Seller's obligations herein) the following:

                  (i) The Receivables listed in Schedule A to this Agreement (and on the Subsequent Closing Date the Receivables listed on Schedule A-1 to be attached to this Agreement) together with all monies paid thereon on or after the Cutoff Date and all monies due and to become due thereon on or after the Cutoff Date and all other rights and claims arising thereunder or related thereto;

                  (ii) All right, title and interest of Seller in any promissory notes or other instruments or agreements evidencing the indebtedness of the Obligors under such Receivables and all rights of payment thereunder;

                  (iii) All right, title and interest of Seller in the liens, security interests and other legal and beneficial rights and claims in and to the related Financed Property, including those arising or held under any related mortgages, deeds of trust, land contracts, Agreements for Deed, Right to Use Agreement and trust agreements (including the Trust Agreements) pertaining to any such Financed Property;

                  (iv) All right, title and interest of Seller in any proceeds of any physical damage and title insurance policies attributable to such Financed Property and in any proceeds of any mortgage, credit life, accident, health and disability and hospitalization insurance policies covering any such Receivables or any Obligor with respect thereto;

                  (v) All right, title and interest of Seller in any recourse to others for payment of or relating and attributable to such Receivables;

                  (vi) All right, title and interest of Seller in any collateral, guaranty or other credit support that shall secure any of such Receivables and in any deposits, impounds, and other funds that may be payable from time to time to holders of such Receivables;



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                  (vii) All accounts, contract rights, general intangibles,
                  instruments or documents evidencing, arising out of or relating and attributable to such Receivables;

                  (viii) All right, title and interest of Seller in all files, documents, surveys, certificates, correspondence, appraisals, computer programs, tapes, disks, cards, accounting records and other books, records, information and data of Seller pertaining to such Receivables;

                  (ix) All right, title and interest of Seller relating and attributable to such Receivables or such Financed Property not otherwise described in this Section 2.01; and

                  (x) All proceeds of the foregoing (including insurance and condemnation proceeds).

         It is expressly acknowledged that the foregoing does not include an assignment of any property of any owners association for the Timeshare Project.

         SECTION 2.02 Payment of Purchase Price: Conditions Precedent.

         (a) On the Initial Closing Date, Purchaser will purchase up to Ten Million ($10,000,000) Dollars of Receivables in the aggregate in substantially equal amounts of Land Receivables and Timeshare Receivables from Seller. The Receivables which Purchaser has agreed to purchase as of the Initial Closing Date are set forth on Schedule A to this Agreement and shall be subject to the terms and conditions of this Agreement on the Closing Date.

         In addition, Purchaser has agreed to purchase of up to Ten Million ($10,000,000) Dollars of Receivables in the aggregate on the Subsequent Closing Date, which shall occur on or before the Cutoff Date, in substantially equal amounts of Land Receivables and Timeshare Receivables from Seller on such Subsequent Closing Date. The Receivables to be purchased by Purchaser on the Subsequent Closing Date shall be acceptable in all respect to Purchaser and shall be set forth, on or before the Subsequent Closing Date, on a Schedule A-1 to be appended to this Agreement with such subsequent purchase being subject to the terms and conditions of this Agreement.



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
         (b) Purchaser agrees, subject to the terms and conditions of this Agreement, to pay on the Closing Date, as the purchase price for the conveyance of such Receivables, the amount of the Pool.

         (c) Unless waived by Purchaser, the obligation of Purchaser to pay the purchase price is subject to receipt by Purchaser of the following documents and completion of the following matters, all in form, scope and substance satisfactory to Purchaser in its sole discretion:

                  (i) Articles of Incorporation; Etc. Certificates of recent date of the appropriate authority or official of Nevada for Seller and New York for Guarantor listing all charter documents of Seller and Guarantor on file in that office and certifying as to the respective good standing and corporate existence of Seller and Guarantor, together with copies of such charter documents of Seller and Guarantor certified as of a date acceptable to Purchaser by such authority or official and certified as true and correct as of the Closing Date by a duly authorized officer of Seller and Guarantor respectively;

                  (ii) By-Laws; Resolutions. Copies of the By-Laws of Seller and Guarantor together with all authorizing resolutions and evidence of other corporate action taken by Seller and Guarantor to authorize the execution, delivery and performance by Seller and Guarantor of this Agreement and the Guaranty Agreement, as the case may be and the consummation of the transactions contemplated hereby, certified as true and correct as of the Closing Date by a duly authorized officer of Seller and Guarantor respectively;

                  (iii) Officer's Certificates. Certificates of incumbency of Seller and Guarantor containing, and attesting to the genuineness of, the signatures of those officers authorized to act on behalf of Seller and Guarantor in connection with this Agreement and the Guaranty Agreement, as the case may be, and the consummation of the transactions contemplated hereby, certified as true and correct as of the Closing Date by a duly authorized officer of Seller and Guarantor respectively;



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
                  (iv) Assignment of Receivables. A blanket assignment with respect to the Receivables listed on Schedule A and Schedule A-1 deemed by Purchaser to be acceptable for purchase, duly executed and delivered by Seller, together with endorsement by Seller (and all prior holders) of all promissory notes and other instruments evidencing any Receivable (or satisfactory arrangements therefor) and assignment of the Right to Use Agreement, deed of trust, mortgage or Agreement for Deed executed by the Obligor to secure any Receivable sufficient to assign the right, title and interest of Seller thereunder of record to Purchaser and evidence that no prior holder has any right, title or interest in or to any of the Receivables;

                  (v) Perfection of Assignment. Evidence of the due execution and delivery of, and the recordation and filing of, and other action (including payment of any applicable taxes or fees) in connection with, assignments of deeds of trust, assignments of mortgages, Agreements for Deed, financing statements and similar documents which Purchaser deems necessary or desirable to create, to preserve or perfect the right, title and interest in such Receivables intended to be granted to Purchaser hereunder in such jurisdictions as Purchaser may deem necessary or appropriate, together with (i) such title insurance and UCC record searches in such offices as Purchaser may request and (ii) a receipt for the applicable Custodian Receivable Files to be retained by the Custodian pursuant to
                  Section 2.06 and confirmation that all such Receivables have been endorsed in blank (or satisfactory arrangements made therefor) and contain no legends, notations or indications of claims of others (or satisfactory arrangements for cancellation thereof);

                  (vi) Other Agreements. The Custodial Agreement, the Agency Agreement and Guaranty Agreement duly executed and delivered by the parties thereto;

                  (vii) Lockbox and Reserve Account. The Reserve Account shall have been established as provided in Section 5.01; in an amount which, together with any cash amounts then held in the Reserve Account, is not less than the Minimum Reserve Account Amount. The lock box account contemplated by the Custodial Agreement shall have been established with the Custodian and undertakings requested by Purchaser shall have been received from any prior holders of such Receivables regarding delivery of any payments thereon to Purchaser;

                  (viii) Opinion of Counsel. The favorable written opinion of Lionel, Sawyer & Collins as counsel for Seller and an opinion of counsel for Guarantor with respect to such matters as Purchaser may reasonably request;

                  (ix) Representation and Warranties: No Event of Transfer. The representations and warranties contained in Section 2.03 and
                  6.01 hereof and in Section 5 of the Guaranty Agreement shall be true and correct on and as of the Closing Date and no Event of Transfer or no event or condition which might become such an Event of Transfer with notice or lapse of time, or both, shall exist or shall have occurred and be continuing on the Closing Date and Purchaser shall have received a certificate to such effect certified as true and correct as of the Closing Date by a duly authorized officer of Seller and Guarantor respectively;

                  (x) Consumer and Project Documents. Purchaser shall have received copies of (A) the forms of all contract documents, disclosures, applications and related documentation utilized in originating the Receivables, (B) the declarations of covenants, conditions and restrictions for the Timeshare Project, (C) the articles of incorporation, by-laws and the rules and regulations of the owners associations for the Timeshare Project; and (D) all other related documents, including association budgets, assessment information, the property reports and public offering statements filed with the Department of Housing and Urban Development and the Nevada Division of Real Estate with respect to the Subdivision Project, the Trust Agreements, property reports and public offering statements filed with the Nevada, Florida and Colorado Divisions of Real Estate with respect to the Timeshare Project, and evidence that the declarations of covenants for the Subdivision Project and the Timeshare Project have been duly recorded in accordance with applicable law, each certified as true and correct as of the Closing Date by a duly authorized officer of Seller;

                  (xi) Management and Other Agreements. If requested by Purchaser at any time, a list of all material management, maintenance, service, supply, employment and other contracts in effect with respect to the management and operation of the Timeshare Project, together with copies thereof certified as true and correct as of the Closing Date by a duly authorized officer of Seller;

                  (xii) Timeshare Exchange. If requested by Purchaser at any time, a copy of all contracts with Resort Condominiums International relating to the Timeshare Project and evidence that the Timeshare Project is in good standing and the owners of timeshare interests therein are eligible to purchase memberships in and thereby to enjoy exchange privileges through such organization;

                  (xiii) Zoning. Etc. If requested by Purchaser at any time, evidence satisfactory to Purchaser that the Timeshare Project and the Subdivision Project each complies with all applicable covenants, restrictions, zoning, development, building, use and similar laws, ordinances and codes and that adequate utilities and access are available, including certificates of occupancy and/or use;

                  (xiv) Statutory Compliance. Evidence as Purchaser may request at any time that the Timeshare Project complies with applicable provisions of applicable law, including any regulatory permits issued thereunder, and that the Subdivision Project is in compliance with Chapter 278 and 119 of the Nevada Revised Statutes and Seller is in compliance with all applicable provisions of the Federal Interstate Land Sales Act, and all other applicable laws affecting the sale of interests in the Timeshare Project or the Subdivision Project;

                  (xv) Insurance. Evidence of appropriate liability and casualty insurance covering the Timeshare Project and, if applicable, the Subdivision Project, including standard mortgagee clauses and such other endorsements and coverages as Purchaser may request, issued by companies, in amounts, and upon other terms satisfactory to Purchaser, which insurance without limitation will be in an amount not less than the full insurable value of the related property;

                  (xvi) Surveys/Plats. An as-built survey of the Timeshare Project and plat of the Subdivision Project, together with a certificate of the surveyor stating that no portion of the Timeshare Project and a certificate of Seller or satisfactory alternative evidence that no portion of the Subdivision Project is located in a flood hazard area designated by the Federal Emergency Management Agency or, if located in such an area, evidence of flood insurance;

                  (xvii) Environmental Matters. Copies of such environmental assessments and analyses prepared by such environmental consultants and otherwise acceptable to Purchaser as Purchaser may request with respect to the Timeshare Project and the Subdivision Project; and

                  (xviii) Prior Transaction Cross Default and Collateralization. Seller and Purchaser shall have entered into such agreements as are deemed necessary by Purchaser to have any and all reserve account amounts existing from time to time, under the portfolio purchases by Purchaser from Oxford Finance Company effected on or about December 31, 1992 and under a portfolio purchase of July 6, 1994 and under a portfolio purchase of August 31, 1995, granted as additional collateral security to Purchaser to secure the payment and performance of Sellers obligations under this Agreement.

                  (xix) Miscellaneous. Delivery of such other documents and completion of such other matters as Purchaser may reasonably request.

         SECTION 2.03 Representations and Warranties of Seller. Seller hereby makes the following representations and warranties to Purchaser on which Purchaser will rely in purchasing the Receivables or in accepting an assignment of Replacement Receivables pursuant to Section 4.02. Such representations and warranties shall speak as of the Closing Date (or the immediately preceding Record Date, in the case of Replacement Receivables assigned pursuant to Section 4.02), unless otherwise specified, and shall survive the sale, transfer and assignment of the Receivables to Purchaser. For purposes of the following representations and warranties made with respect to any Replacement Receivables, references to Cutoff Date and Closing Date shall be deemed references to the immediately preceding Record Date.

                  (i) Receivable Term. Each receivable conveyed to the Purchaser shall have a remaining term to maturity of not greater than 117 months.

                  (ii) Annual Percentage Rate. Each Receivable conveyed hereby shall have an Annual Percentage Rate equal to or greater than 9.5%. As of the Cutoff Date, the weighted average Annual Percentage Rate of the Receivables is not less than 9.75%.

                  (iii) Characteristics of Receivables. Each Receivable (a) shall have been originated by Seller in the States of Nevada, Hawaii, California, Colorado, Florida or New Jersey for the original retail sale of the related Financed Property in the ordinary course of Seller's business, and shall have been fully and properly executed by the parties thereto, (b) all Timeshare Receivables identified in Schedule A or Schedule A-1 to this Agreement as arising from sales of Financed Property in the White Sands Timeshare Development constitute Right to Use Agreements and in the Reno Spa, Grand Flamingo Villas and Grand Flamingo Towers Timeshare Developments constitute Agreements for Deed and all other Receivables constitute Deed of Trust Agreements, (c) in the case of the Land Receivables, the Financed Property was unimproved at the time of sale and comprises single family residential lots (except as otherwise specified in Schedule A or Schedule A-1), (d) shall contain customary and enforceable provisions such that the rights and remedies of the holder thereof shall be adequate for realization against the Financed Property of the benefits of the lien or vendor's interest, and in the case of Receivables constituting Deed of Trust Agreements, shall be eligible for summary remedies in lieu of judicial foreclosure proceedings and, in the case of those Timeshare Receivables constituting Agreements for Deed, the holder shall be entitled to terminate such agreement after default and reasonable notice to the Obligor, and to retain all payments made without necessity for legal proceedings to obtain marketable title to the related Financed Property, and in the case of all Receivables no Obligor shall be entitled to recover or obtain any rebate of amounts previously paid in respect of such Receivable, (e) shall provide for level monthly payments (excepting the final monthly payment thereon which may be a lesser amount than such level monthly payments) in US dollars by the related Obligor, who is a natural person and is a citizen and resident, at the time of origination, of one of the United States or Canada, provided, that up to twelve (12%) of the portion of the aggregate Pool attributable to Receivables may be from citizens and residents of countries other than the United States if all other conditions of this Section 2.03 and this Subsection of each of such Receivables are complied with, but not more than ten (10%) percent of such Receivables where the Obligor is a citizen or resident of a country other than the United States shall be from citizens and/or residents of Canada, (f) pursuant to which all payments may properly be applied on a Receivable first to any late payment charges or similar fees or reimbursable advances not included in the Amount Financed, then to the amount of interest accrued on such Receivables to the date of receipt and then to reduce the principal amount outstanding on the Receivable, and such allocations of payments to such amounts may properly be applied in accordance with the simple interest method described in Section 1.03, (g) shall be on the applicable forms of Seller delivered to Purchaser pursuant to Section 2.02(c)(x), and such forms comprise all of the agreements entered into with the Obligors relating to the Receivable and the Financed Property (except for agreements arising from the confirmation of reservations for occupancy of the Timeshare Project in the ordinary course of business), (h) shall be originated to an individual consumer end user of the Financed Property and shall not constitute except in the case of the White Sands Timeshare Development a "Vacation Resort Assurance Certificate" or other "right to use" interest in the case of the Timeshare Project,
                  (i) shall require that the Obligor pay all applicable Taxes in the case of the Land Receivables and, under the declarations of covenants for the Timeshare Project (other than the White Sands resort), the Obligors under the Timeshare Receivables (other than the White Sands resort) are required to pay assessments to provide for payment of all applicable Taxes, maintenance and physical damage insurance covering the Financed Property, (j) shall have not been repurchased by Seller pursuant to an agreement providing for the sale of receivables (except as otherwise specified in Schedule A or Schedule A-1), (k) shall have complied at the time of origination with the Credit and Collection Policies of Seller set forth in Schedule B hereto, (l) is not subject to any unexpired rescission or similar right under law or otherwise,
                  (m) shall be a contract which has a paid in equity of not less than ten (10%) percent of the original sale price which sum has been paid in cash to Seller except in the case of a Replacement Receivable which results from a trade up or down and shall have a paid in equity of not less than ten (10%) percent of the original sale price of the original contract and the Obligor under such Receivable shall not at the time of transfer to Purchaser of such Receivable be greater than thirty (30) days delinquent in payment of principal and interest without the prior consent of Purchaser and if any such Receivable is accepted, the Obligor of such Receivable must make a regular monthly payment of principal and interest within thirty (30) days of the Cutoff Date or such Receivable will be deemed a Defaulted Receivable,
                  (n) shall contain a requirement for periodic payments of at least monthly frequency in equal amounts of principal and interest providing for a complete amortization of the principal and interest obligation represented by the Receivable over the initial contract term, and (o) shall have an Obligor who has not had filed against such Obligor or is not on the Cutoff Date the subject of a voluntary or involuntary Chapter 7, 11 or 13 bankruptcy petition or proceeding.

                  (iv) Schedule of Receivables. Schedule A to this Agreement lists all of the Receivables being purchased on the Initial Closing Date and the information set forth in Schedule A shall be true and correct in all material respects as of the close of business on the Cutoff Date and no selection procedures materially adverse to Purchaser shall have been utilized in selecting the Receivables from all receivables owned by Seller which meet the selection criteria specified in this Agreement. Schedule A-1 to this Agreement lists all of the Receivables being purchased on the Subsequent Closing Date and the information set forth in Schedule A-1 shall be true and correct in all material respects as of the close of business on the Cutoff Date and no selection procedures materially adverse to Purchaser shall have been utilized in selecting the Receivables from all receivables owned by Seller which meet the selection criteria specified in this Agreement.

                  (v) Compliance with Law. Each Receivable and each sale of the related Financed Property shall have complied at the time it was originated or made, and shall comply at the Cutoff Date, with all applicable requirements of federal, state, and local laws, and regulations thereunder, including, to the extent applicable, the laws of any jurisdiction in which any Receivable was originated, the Interstate Land Sales Full Disclosure Act, usury laws, the Federal Truth-In-Lending
                  Act, the Equal Credit Opportunity Act, the Fair Credit Billing Act, the Fair Credit Reporting Act, the Federal Trade Commission Act, the National Flood

                  Insurance Act of 1968, the Flood Disaster Protection Act of 1973, Federal Reserve Board Regulations B and Z, state adaptations of the National Consumer Act and of the Uniform Consumer Credit Code, and Chapters 116, 119, ll9A, 278, 278A and 278B of the Nevada Revised Statutes.

                  (vi) Binding Obligation. Each Receivable shall constitute the genuine, legal, valid, and binding payment obligation in writing of the Obligor, enforceable by the holder thereof in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization and other laws affecting generally the enforcement of creditors' rights.

                  (vii) Lien on or Interest in Financed Property. At the time of the sale, assignment, and transfer thereof to Purchaser under this Agreement, (a) each Receivable constituting a Deed of Trust Agreement shall be secured by a validly perfected first priority lien on the beneficial interest of Obligor in the Financed Property in favor of Seller, (b) each Receivable constituting a note shall be secured by a validly filed first priority mortgage lien on the interest of Obligor in the Financed Property in favor of Seller or secured by a validly filed deed of trust granted by Obligor on the Financed Property providing Seller with a validly filed first priority lien on the beneficial interest of Obligor in the Financed Property, (c) each Receivable constituting a Right To Use Agreement shall provide Seller or its assignee with a right to terminate the interest of Obligor in the Financed Property upon default by Obligor in the performance of the terms of such Receivable, and (d) each Receivable constituting an Agreement for Deed shall have created a valid, subsisting, perfected and enforceable right in favor of Seller to obtain fee simple title to the related Financed Property after default by and reasonable notice to the Obligor thereunder, and all necessary and appropriate action with respect to such Receivables shall have been taken to perfect such right in the related Financed Property in favor of Seller as vendor.

                  (viii) Receivables in Force. No Receivable shall have been satisfied, subordinated, or rescinded, nor shall any Financed Property have been released from the Lien granted by the related deed of trust, mortgage or the vendor's interest under the related Agreement for Deed, in whole or in part.

                  (ix) No Defenses. No facts shall exist which would give rise to any consumer complaint, right of rescission, set off, claim, counterclaim, or defense, credit allowance, payment compromise or extension of payment obligation nor shall the same have been asserted or threatened, with respect to any Receivable.

                  (x) No Liens. No Liens or claims shall exist, including Liens for work, labor, or materials relating to any Financed Property, that shall be Liens prior to, or equal or coordinate with, the Lien granted by the Receivable, except for Liens for Taxes not due and payable and Liens disclosed in the title policies issued pursuant to Section 2.O2(c)(v).

                  (xi) Insurance. Adequate physical damage insurance covering the Financed Property subject to any Timeshare Receivable is in force on the Cutoff Date.

                  (xii) Good Title. It is the intention of Seller and Purchaser that the transfer and assignment herein contemplated, taken as a whole, constitute a sale of the Receivables from Seller to Purchaser and effect a valid sale, transfer and assignment of the Receivables by Seller enforceable against creditors of and purchasers from Seller, and that the beneficial interest in and title to the Receivables, not be part of Seller's estate in the event of the filing of a bankruptcy, insolvency, receivership or other petition by or against Seller under any bankruptcy, insolvency, receivership or other similar law. At the time of the transfer and assignment herein contemplated, Seller has good and marketable title to each Receivable free and clear of all Liens except for Liens for Taxes not yet due and payable and, immediately upon the transfer thereof, Purchaser shall have good and marketable title to each Receivable, free and clear of all Liens and rights of others, except for Liens for Taxes not yet due and payable; and the sale, transfer and assignment shall have been perfected under the UCC and applicable real property law on the applicable Cutoff Date (except for filing and recording of UCC financing statements and real estate assignments which may be made subsequent to the Cutoff Date). Notwithstanding the foregoing, in the event that the transfer and assignment herein contemplated is not construed as a sale, Seller hereby grants, assigns and transfers to Purchaser a first-priority security interest in and to the property conveyed to Purchaser pursuant to Section 2.01 to secure the repayment of the purchase price paid by Purchaser pursuant to Section 2.02(b), amounts to be paid to Purchaser pursuant to Section 5.03 hereof and all other obligations of Seller and the Custodian owing to Purchaser in connection with the transactions contemplated by this Agreement. No Receivables shall have been sold, transferred, assigned or pledged by Seller to any Person other than Purchaser, except that certain Receivables may have been previously sold by Seller and certain of the Receivables may have been previously pledged by Seller to Finova Capital Corporation, Greyhound Real Estate Finance company, Bank of America NT & SA, Dorfinco Corporation, NBD Bank, or Heller Financial, Inc. or as specified on Schedule A or Schedule A-1 to this Agreement, and Seller has delivered sufficient discharges, termination statements and other documents to Purchaser and taken other action pursuant to Section 2.02(c)(v) to effectively terminate and discharge all right, title and interest of such Persons in the Receivables.

                  (xiii) Lawful Assignment. No Receivable shall have been originated in, or shall be subject to the laws of, any jurisdiction under which the sale, transfer, and assignment of such Receivable under this Agreement shall be unlawful, void, or voidable or subject to satisfaction of any unfulfilled condition or requirement, or shall subject Purchaser to any licensing or regulatory requirements.

                  (xiv) All Recordings and Filings Made, Etc. All filings, notices and other action, including assignments of deeds of trust and agreements for deed and UCC filings, necessary in any jurisdiction to sell, transfer and assign the Receivables to Purchaser, and to perfect the sale, transfer and assignment of the Receivables to Purchaser shall have been made, including notice to the Trustee that the Receivables constituting Agreements for Deed have been transferred and assigned to Purchaser.

                  (xv) One Original. There shall be only one executed copy designated as the original of the Right To Use Agreement evidencing those Timeshare Receivables arising out of the White Sands Timeshare Project and only one executed copy designated as the original of the Agreements for Deed evidencing those Timeshare Receivables arising out of the Reno Spa Resort Club, Grand Flamingo Villas and Grand Flamingo Towers Timeshare Projects and, in all other cases, there shall be only one original executed promissory note evidencing the indebtedness under each Receivable constituting a Deed of Trust Agreement.

                  (xvi) Accuracy of Information. All information furnished by Seller and the Guarantor to Purchaser is, and all information furnished by Seller and the

                  Guarantor to Purchaser will be, true and accurate in all material respects.

                  (xvii) Improvements and Buildings: Etc. Seller has completed all improvements to the Subdivision Project and the Timeshare Project which have been promised or committed in any way to any Obligor or which are otherwise required by law or by an applicable zoning, development, building, use or similar laws, ordinances or codes; and the buildings and improvements which are a part of the Timeshare Project, including all foundations, walls, roof, ceilings, plumbing, heating, ventilation, and air conditioning equipment, are in good order, repair and operating condition, without material structural or mechanical defects, and are in full compliance with all laws, ordinances and codes applicable to their construction and current use and Seller has no knowledge of any hidden structural defects, infestation or damage by termites or other destructive elements; neither the Subdivision Project nor the Timeshare Project is situated, used or operated in violation of any zoning, building, health, environmental, labor or other law, ordinance or code (except as disclosed in writing to Purchaser) and Seller has received no notice of any such violation, and Seller has obtained, or caused to be obtained, all necessary or appropriate licenses, permits and authorizations from any governmental authority as may be required for the use and operation of the Subdivision Project and the Timeshare Project; Seller has furnished to Purchaser a list of all material management, maintenance, service, supply, employment and other contracts in effect with respect to the operation and management of the Timeshare Project, together with true and correct copies thereof, pursuant to Section 2.O2(c)(xi); and all Financed Property has vehicular access from public streets and roads and such access is not limited or restricted and all utilities are available (or, in the case of the Subdivision Project, can be extended) to the Financed Property in capacities sufficient to serve the Financed Property for its intended purposes, provided that certain Financed Property in the Subdivision Project does not have available public water or sanitary sewer which must be provided by private well and septic systems.

                  (xviii) Tax Assessment, Etc. All Taxes assessed against the Financed Property in the Subdivision
                  Project are assessed to and payable by the Obligor under the related Receivable, and Taxes on the Timeshare Project are assessed in gross and are payable by the respective owners associations responsible for management of the Timeshare Project and not by the Obligor under the related Receivable except by way of assessments by such associations against the Obligors; and neither Seller nor Purchaser shall have responsibility for the payment of any Taxes assessed against any Financed Property in the Subdivision Project unless Seller or Purchaser acquires record title to such Financed Property; Purchaser shall not have responsibility for the payment of any assessment against any of the Financed Property in the Timeshare Project unless Purchaser acquires record title to such Financed Property or terminates an Agreement for Deed and thereby acquires the sole beneficial interest therein.

                  (xix) No Licenses, Etc. It is not necessary for Purchaser to obtain any license, permit or authorization, or to make any regulatory declaration, registration or filing, pursuant to the law of any State outside Georgia or Massachusetts in connection with the purchase of the Receivables or any of the other transactions contemplated by this Agreement which Purchaser has not obtained or made.

                  (xx) Trust Agreements. The rights of Seller in respect of those Timeshare Receivables constituting Agreements for Deed for Financed Property in (a) Grand Flamingo Towers are governed by that certain Amended, Restated and Consolidated Trust Agreement-Grand Flamingo Towers, dated as of March 19, 1990, among the Trustee, Vacation Spa Resort, a Tennessee corporation, whose existence ceased upon merger into Seller on March 11, 1993 and Grand Flamingo Owners Association, and (b) Grand Flamingo Villas are governed by that certain Amended, Restated and Consolidated Trust Agreement-Grand Flamingo Villas, dated as of March 19, 1990, among the Trustee, Vacation Spa Resort, a Tennessee corporation, whose existence ceased upon merger into Seller on March 11, 1993 and Grand Flamingo Villas Owners Association; which agreements are valid, binding, enforceable and subsisting, have not been amended or modified (and will not be amended or modified without the consent of Purchaser), all right, title and interest of Seller in the Financed Property thereunder has been assigned to Purchaser pursuant to Section 2.01 of this Agreement, and all necessary or appropriate action has been taken thereunder as of the Closing Date to perfect the sale, transfer and assignment of those Timeshare Receivables constituting Agreements for Deed to Purchaser and to perfect the rights of Purchaser under such Trust Agreements as against Seller and all third parties (subject to any rights of Obligors under Agreements for Deed).

                  (xxi) Subsidiaries. Schedule C hereto correctly sets forth the corporate name, jurisdiction of incorporation and ownership percentage with respect to each Subsidiary of the Seller. Each such Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and is duly qualified to do business in each additional jurisdiction where the failure to so qualify could have a material adverse effect on the Subsidiary or on the transactions contemplated by this Agreement. Each Subsidiary of the Seller has and will have all requisite corporate power to own its properties and to carry on its business as now being conducted and as proposed to be conducted. All outstanding shares of capital stock of each class of each Subsidiary of the Seller, have been and will be validly issued and are fully paid and non assessable and, except as otherwise indicated in Schedule C hereto or disclosed in writing to the Purchaser from time to time, are and will be owned, beneficially and of record, by the Seller or another Subsidiary of the Seller free and clear of any Liens, charges, encumbrances or rights of others whatsoever.

         SECTION 2.04 Repurchase or Replacement Upon Seller's Breach. Seller or Purchaser, as the case may be, shall inform the other party promptly, in writing, upon the discovery of any breach of Seller's representations and warranties pursuant to Section 2.03. Unless the breach shall have been cured to the reasonable satisfaction of Purchaser on or before the second Record Date following such discovery, Seller shall repurchase or replace pursuant to Section
4.02 any Receivable affected by the breach. As consideration for the repurchase or replacement of a Receivable, Seller shall remit the Repurchase Amount of, or assign a Replacement Receivable for, such Receivable as of such Record Date, in the manner specified in Article IV.

          SECTION 2.05 Repurchase or Replacement of Defaulted Receivables. Seller agrees that it shall repurchase any Receivable sold to Purchaser under this Agreement which constitutes a Defaulted Receivable as of any Record Date, unless such Defaulted Receivable is replaced pursuant to Section 4.02. As consideration for the repurchase of a Receivable, Seller shall remit the Repurchase Amount of, or assign a Replacement Receivable for, such Receivable as of such Record Date, in the manner specified in Article IV.

         SECTION 2.06 Custody of Receivable Files.

         (a) On or before the Closing Date, Purchaser shall revocably appoint the Custodian, and the Custodian shall accept such appointment, pursuant to the Custodial Agreement to act as the agent of Purchaser as custodian of the following documents or instruments which Seller shall deliver to the Custodian with respect to each Receivable (collectively, a "Custodian Receivable File"):

                  (i) The original promissory note evidencing the indebtedness under the Receivable, endorsed by Seller in blank, or, in the case of a Timeshare Receivable evidenced by an Agreement for Deed or Right To Use Agreement, by the original agreement evidencing the indebtedness under such Receivable; and

                  (ii) The recorded deed of trust or mortgage creating the Lien on the Financed Property in favor of Seller where the Receivable is not evidenced by an Agreement for Deed or Right to Use Agreement.

         (b) On or before the Closing Date, Seller shall segregate the original copies of the following documents or instruments which shall be held with respect to each Receivable for the benefit of the Purchaser (collectively, a "Servicer Receivable File"):

                  (i) The original application for membership fully executed by the Obligor, if any;

                  (ii) The disclosure statement required by the Federal Truth-in-Lending Act if not included in the purchase agreement referred to in clause (iii);

                  (iii) The original purchase agreement entered into by the Obligor with Seller (other than original Agreements for Deed held by the Custodian pursuant to Section 2.06 (a)(i);

                  (iv) The acknowledgement of receipt by the Obligor of the Federal property report for all Land Receivables; and

                  (v) Any and all other documents that Seller shall keep on file, in accordance with applicable law or its customary procedures, relating to a Receivable, an Obligor or any Financed Property.

         SECTION 2.07 Duties of Custodian and Seller as Servicer.

         (a) Safekeeping. Custodian shall hold the Custodian Receivable Files on behalf of Purchaser pursuant to the Custodial Agreement and Seller shall hold the Servicer Receivable Files on behalf of Purchaser. Seller shall maintain, or cause the Custodian to maintain, such accurate and complete accounts, records, and computer systems pertaining to the Receivables as shall be reasonably requested by Purchaser or as required under the Custodial Agreement or the Agency Agreement. Seller shall promptly report to Purchaser any failure on the Custodian's part to hold the Custodian Receivable Files or to maintain accounts, records and computer systems as herein provided and promptly take appropriate action to remedy any such failure.

         (b) Maintenance of and Access to Records. Seller shall make available to Purchaser or its duly authorized representatives, attorneys, or auditors the Servicer Receivable Files and Seller shall make available to Purchaser or its duly authorized representatives, attorneys or auditors, the related accounts, records and computer systems maintained by Seller at such times as Purchaser shall reasonably instruct. Seller shall maintain each Servicer Receivable File at its chief executive office.

         (c) Release of Documents. Upon written request from Purchaser, Seller shall deliver any document in the Servicer Receivable Files to Purchaser, Purchaser's agent or Purchaser's designee, as the case may be, at such place or places as Purchaser may designate, as soon as practicable.

         SECTION 2.08 Effective Period and Termination. The Custodian's appointment as Custodian shall become effective as of the Closing Date with respect to purchased Receivables (or the date of receipt with respect to Replacement Receivables) and shall continue in full force and effect until terminated pursuant to the Custodial Agreement. If Purchaser shall terminate the rights and obligations of Seller, as servicer, under Section 7.01, Seller shall take any and all action requested by Purchaser to effect delivery of the Servicer Receivable Files to Purchaser or Purchaser's agent at such place or places as Purchaser may designate.

          SECTION 2.09 Further Assurances. (a) Within thirty days after the Closing Date, Seller shall have given notice to the applicable Obligors and shall have taken all other action to require that all payments under the Receivables are paid directly by the Obligors to the Lockbox (as defined in the Agency Agreement) maintained by the Custodian for the benefit of Purchaser under the Agency Agreement.

         (b) Seller will from time to time do and perform, and cause to be done and performed, any and all acts and execute any and all documents (including, without limitation, the execution, amendment or supplementation of any mortgage, deed of trust, agreement for deed, assignments, financing statements and continuation statements relating to the Receivables for filing under applicable law (including the provisions of the UCC), the execution, amendment or supplementation of any instrument of transfer, and the making of notations on the records of Seller of title and delivery of the Receivables to the Custodian as Purchaser's bailee) as may be requested by Purchaser in order to effect the purposes of this Agreement and the sale of the Receivables hereunder and to perfect, preserve and protect the interest of Purchaser in the Receivables against all Persons whomsoever.

          SECTION 2.10 Power of Attorney. Without limiting the generality of the sale, transfer and assignment of the Receivables, but in furtherance thereof, Seller hereby grants Purchaser (and all Persons designated by Purchaser) an irrevocable power of attorney, with full power of substitution, coupled with an interest, (a) to notify any or all Obligors that a Receivable has been sold to Purchaser, (b) to do and perform any and all acts and execute any and all documents in the name and on behalf of Seller as Purchaser may deem necessary or appropriate in order to effect the purposes of this Agreement and the sale of the Receivables hereunder and to perfect, preserve and protect the interest of Purchaser in the Receivables against all Persons whomsoever, and (c) to endorse the name of Seller upon any checks, drafts, or similar items which are received in payment of, or in connection with any Receivable, and to do all things necessary in order to reduce the same to money. Seller will from time to time execute and deliver to Purchaser such additional powers of attorney as Purchaser may request to give effect to the sale, transfer and assignment of the Receivables and the other provisions of this Agreement.

                                   ARTICLE III

                   Administration and Servicing of Receivables


         SECTION 3.01 Duties of Seller as Servicer. From and after the Closing Date, the Seller, as servicer shall administer the Receivables with reasonable care and in compliance with all applicable laws, using that degree of skill and attention that a prudent servicer would exercise with respect to comparable receivables that it services for itself and others. Seller's duties as servicer shall include posting of all payments, responding to inquiries by federal, state, or local governmental authorities regarding the Receivables, investigating delinquencies, sending monthly statements to Obligors, responding to inquiries by Obligors with respect to the Receivables, reporting tax information and complying with all other requirements under applicable law and its customary practices. Seller, as servicer, shall follow the same standards, policies, and procedures in performing its duties as servicer as it follows with respect to comparable receivables that it services for itself and others and as specifically outlined in the Credit and Collection Policies. Without limiting the generality of the foregoing Seller, as servicer, shall be authorized and empowered by Purchaser to execute and deliver, on behalf of Purchaser, any and all instruments of satisfaction or cancellation, or of partial or full release or discharge, and all other comparable instruments, with respect to the Receivables or the Financed Property upon appropriate payment in full of the related Receivable and satisfaction of all obligations of the Obligor to Purchaser thereunder.

         SECTION 3.02 Collection of Receivables Payments. Seller and Purchaser shall cause the Custodian to be the sole recipient of all payments on the Receivables pursuant to the terms of the Agency Agreement. The Seller shall make reasonable efforts to collect all payments called for under the terms and provisions of the Receivables as and when the same shall become due, and shall follow such collection procedures as it follows with respect to comparable receivables that it services for itself and others and as specifically outlined in the Credit and Collection Policies. Seller may not waive any late payment charge or any other fee that may be due in the ordinary course of servicing a Receivable except as expressly provided in the Credit and Collection Policies. Seller will at no time be more lenient or less careful in its application of standards, policies and procedures with respect to servicing the Receivables than it is with respect to comparable receivables that it services for itself and others and will act in a manner so as to enhance the collectability of the Receivables. The Seller will not modify or waive any provision of the Credit and Collection Policies without prior written notice to and the written consent of Purchaser. In the event that Seller shall receive any such payments, Seller agrees to deposit daily to the Lockbox Account (as defined in the Agency Agreement), in the form received and with all necessary endorsements, all payments by or on behalf of Obligors on the Receivables, as collected during the Collection Period, and the funds therein shall be held as provided in the Agency Agreement pending payment to Purchaser as provided therein. Seller shall further take such actions as may be reasonably requested by Purchaser to assure that any payments on the Receivables which may be received by third parties shall be deposited in the Lockbox Account or as otherwise specified by Purchaser. Seller shall provide prompt notice to Purchaser of any payments on the Receivables known to Seller which are not paid initially to the Lockbox Account. In addition, if requested by Purchaser, Seller, as servicer, shall cause notice to be given promptly to the

Obligors of the sale, transfer and assignment of the Receivables to Purchaser in a manner acceptable to Purchaser. In addition to the notification required pursuant to Section 2.09(a), Seller shall, upon request of Purchaser, take such further action as may be necessary after such initial notice to the Obligors to assure that all payments under the Receivables continue to be paid directly by the Obligors to the Lockbox (as defined in the Agency Agreement) maintained by the Custodian for the benefit of Purchaser under the Agency Agreement.

         SECTION 3.03 Realization Upon Receivables. On behalf of Purchaser and if requested by Purchaser, the Seller, as servicer, shall use its best efforts, consistent with prudent servicing procedures and as specifically outlined in the Credit and Collection Policies, to foreclose or otherwise recover and convert the ownership of the Financed Property securing any Receivable which constitutes a Defaulted Receivable and which has not been repurchased by Seller. In the enforcement or collection of the Receivables, as provided above in this Section 3.03, the Seller, as servicer, shall be entitled to sue thereon in its own name if possible, or if, but only if, Purchaser provides its express prior written consent, as agent of Purchaser. In no event shall the Seller be entitled to take any action which would make Purchaser a party to any litigation without Purchaser's express prior written consent. Purchaser shall have no obligation to Seller to take any action or commence any proceedings to realize upon any Receivable or to enforce any of its rights or remedies with respect thereto.

         SECTION 3.04 Operation and Maintenance of Timeshare Project. (a) The operation and management of the Timeshare Project has been delegated by the owners associations responsible therefor, as of the date of this Agreement, to the Seller or in the case of the Brigantine Inn Timeshare Project to Brigantine Inn Management, Inc. a Subsidiary of Seller, and in the case of the Brigantine Inn Villas Timeshare Project to Brigantine Preferred Properties, Inc., a Subsidiary of Seller pursuant to the management agreements referred to in
Section 2.02(c)(xi) hereof. The Seller agrees that neither it nor Brigantine Inn Management, Inc. nor Brigantine Preferred Properties, Inc. shall resign as manager of the Timeshare Project or the Brigantine Inn or Brigantine Inn Villas Timeshare Projects and shall use its best efforts to remain as such manager until the termination of this Agreement, and shall at all times exercise that degree of skill and attention that a good manager would exercise with respect to comparable projects that it manages for itself or others and in a manner that will cause the image and quality of the Timeshare Project to be maintained at a level not less than that existing on the date of this Agreement.

         (b) Without limiting the foregoing, and whether or not the Seller is acting as manager for the Timeshare Project, if Seller shall determine that an owners association has allowed the liability coverage or the physical damage insurance covering any Financed Property in the Timeshare Project to lapse or has not obtained adequate insurance coverage, Seller shall cause such association to obtain such insurance or shall obtain insurance at its own expense sufficient to insure Purchaser against liability claims in at least such amounts as exist on the date of this Agreement and to insure Purchaser's interest in the Financed Property. Adequate insurance coverage shall mean casualty and physical damage insurance as described above and extended coverage in an amount sufficient to permit rebuilding of the Timeshare Project to at least its condition on the date of this Agreement or, if the Timeshare Project is not rebuilt, to result in payment to Purchaser as mortgagee of an amount not less than the Principal Balance, Accrued Interest and other amounts owing on the Receivables arising out of the Timeshare Project. Seller shall provide Purchaser with evidence that adequate insurance coverage is in force with standard mortgagee clauses in favor of Purchaser or naming Purchaser as additional insured, as appropriate, annually during the term of this Agreement.

         (c) Seller shall cause to be paid when due all Taxes which create or could give rise to a Lien on the Financed Property in the Timeshare Project that is prior to, or equal or coordinate with, the Lien granted by the related Receivable. Seller's present policy is to purchase lien rights of owners associations with respect to deficient assessments against interests in the Timeshare Project or to loan or advance funds to the respective owners association if required in order to maintain adequate funding for the operation and maintenance of the Timeshare Project, and Seller agrees that during the term of this Agreement to continue to purchase such rights or to make such loans or advances in an amount sufficient to permit such associations to operate and maintain the Timeshare Project as contemplated in this Section and to pay all applicable Taxes. Seller, for itself and all of its affiliates, agrees that all lien rights acquired as a result of any such purchase or loan or advance are expressly subordinate and subject to the lien and security interest of Purchaser in the related Financed Property. It is expressly acknowledged and agreed that the proceeds of any single interest insurance or similar insurance or indemnity with respect to any of the Receivables, if any, are conveyed to Purchaser pursuant to Section 2.01 and Seller shall take or cause to be taken all action necessary to preserve rights thereunder. If Seller determines that liability insurance or physical damage insurance has lapsed with respect to any Financed Property in the Timeshare Project or that the coverage is not adequate, Seller will notify Purchaser of such determination. Seller shall cause any physical damage insurance maintained on the Financed Property in the Timeshare Project and other insurance maintained with respect to any Receivable to provide that the loss payable thereunder shall be payable to Purchaser as its interest may appear and that

Purchaser is named as additional insured with respect to liability insurance.

         (d) Seller for itself and all Subsidiaries managing a Timeshare Project covenants and agrees that Seller will and will cause all Subsidiaries to use its and their best efforts to remain in management of each project comprising the Timeshare Project and further covenants and agrees that neither it nor any Subsidiary shall voluntarily resign from its position as manager for each resort comprising the Timeshare Project where it is so acting on the Closing Date. If Seller or any of its Subsidiaries resigns from the management of a resort comprising a Timeshare Project without the consent of Purchaser, Purchaser may, at its discretion and option, deem all Receivables from the resort from which Seller or its Subsidiary has resigned as Defaulted Receivables as of the next Record Date.

         SECTION 3.05 Maintenance of Liens in Financed Property. Seller shall take such steps as are necessary to maintain perfection of the lien created by each Receivable in the respective Financed Property. Purchaser hereby authorizes, and the Seller hereby agrees, to take such steps as are necessary to preserve and protect such lien on behalf of Purchaser.

         SECTION 3.06 Covenants of Seller as Servicer. Seller, as servicer, hereby makes the following covenants on which Purchaser will rely in purchasing the Receivables:

          (a) Security Interest to Remain in Force. The Financed Property securing each Receivable shall not be released from the lien granted by the Receivable in whole or in part, except as contemplated in Section 3.01 and except that Seller, as servicer, may permit the release of the Financed Property securing any Receivable as part of a transaction where the related Obligor is entering into an upgrading or downgrading contract for the purchase of other property owned by Seller provided that (i) the Receivable to which such Financed Property relates shall be repurchased or replaced pursuant to Section 4.02 by Seller as a Defaulted Receivable on the Report Date next following the month in which such transaction is consummated and (ii) no Event of Transfer, or event or condition which would notice or lapse of time, or both, could become such an Event of Transfer shall have occurred and be existing on the date such transaction is made.

          (b) No Impairment. The Seller, as servicer, shall observe and perform, or cause to be observed or performed, all contractual undertakings and legal obligations to the Obligor under each Receivable, and shall not permit any subordination or rescission of any Receivable or other impairment of the rights of Purchaser in the Receivables in any other way, and shall take all action necessary to secure all available rights of recourse, if any, with respect to the Receivables against other third parties;

         (c) Amendments. The Seller, as servicer, shall not increase the number of payments under a Receivable, nor increase the Amount Financed under a Receivable, nor agree to any decrease in the Amount Financed or reduction in the amount of any payments under a Receivable, nor grant or permit, except as permitted pursuant to Section 3.06(a), any modification or adjustment with respect to any Receivable; and

         (d) Performance. The Seller, as servicer, shall observe and perform all of its obligations and duties as servicer under this Agreement in conformity with applicable law and the terms and conditions of this Agreement.

         SECTION 3.07 Replacement Upon Breach. Seller and Purchaser, as the case may be, shall inform the other party promptly, in writing, upon the discovery of any breach by the Seller, as servicer, of its obligations under Section 3.06. Unless the breach shall have been cured to the reasonable satisfaction of Purchaser by the second Record Date following such discovery, Seller shall replace pursuant to Section 4.02, any Receivable affected by such breach, as of such Record Date, without recourse to or warranty by Purchaser.

         SECTION 3.08 Servicing Expenses. The Seller shall be liable for all expenses incurred by it in connection with its activities hereunder, including taxes imposed, expenses incurred in connection with distributions and reports to Purchaser and expenses incurred for the account of the Obligor in connection with realizing upon Receivables as provided under Section 3.03. Seller shall pay all fees and charges of the Custodian in connection with the Custodial Agreement and the Agency Agreement and of the Trustee under the Trust Agreements. Seller, as servicer, shall not be entitled to receive any compensation for its services hereunder or otherwise retain any receipts or payments (from whatever source) on the Receivables.

         SECTION 3.09 Seller Certificate. On or before the Distribution Date in each calendar month, Seller, as servicer, shall deliver to Purchaser a certificate in form acceptable to Purchaser, certified as true and correct by the President or any Vice President of the Seller containing information with respect to the last Collection Period and all information necessary to make the distributions under Article IV. Seller, as servicer, also shall specify in such certificate (a) those Receivables which constitute Defaulted Receivables as of the Record Date for such Collection Period and with each such certificate delivered, those Receivables in respect of which the Seller, as servicer, has knowledge that the Obligors have failed to pay applicable assessments or Taxes when due; it being understood that the Seller shall not be required to undertake title searches in this respect and (b) those Receivables which are to be purchased or replaced by Seller as of the Record Date, pursuant to Section

2.04, 2.O5 and 3.07. Upon request by Purchaser, Seller shall promptly provide to Purchaser such further information pertinent to the Receivables or this Agreement as Purchaser may reasonably request.

         SECTION 3.10 Monthly Statement as to Compliance. The Seller shall deliver to Purchaser, on or before the Report Date a certificate signed by the President or any Vice President of Seller stating that (a) a review of the activities of the Seller, as servicer, during the preceding calendar month and of its performance under this Agreement has been made under such officer's supervision and (b) to the best of such officer's knowledge, based on such review, the Seller has fulfilled all its obligations under this Agreement throughout such month, or, if there has been a default in the fulfillment of any such obligation, specifying each such default known to such officer and the nature and status thereof.

                                   ARTICLE IV

                  Distributions, Replacements and Reassignments


         Section 4.01 Distributions. On the Distribution Date (or in the case of
Section 4.01(e) not later than the Report Date) with respect to each Record Date, the following distributions shall be made:

         (a) By Agent to Purchaser pursuant to the Agency Agreement and to the extent not previously paid thereunder (or by such Person that may then be receiving such amounts if the Agency Agreement shall be terminated), an amount equal to all Collected Interest together with all Collected Principal received by Agent during the preceding Collection Period.

         (b) By the Seller to Purchaser, an amount equal to the Repurchase Amount of all Receivables to be repurchased as of such Record Date by the Seller pursuant to Section 3.07, which are not replaced pursuant to Section 4.02.

         (c) By Seller to Purchaser, an amount equal to the Repurchase Amount of all Receivables to be repurchased as of such Record Date by such Seller pursuant to Section 2.04, which are not replaced pursuant to Section 4.02.

         (d) By Seller to Purchaser, an amount equal to the Repurchase Amount of all Defaulted Receivables to be repurchased as of such Record Date by such Seller pursuant to Section 2.05, which are not replaced pursuant to Section 4.02.

         (e) By Purchaser to Seller, on or before each Report Date the Receivables or amount in cash thereof which shall be withdrawn from the Reserve Account, equal to the amount, if any, by which the Reserve Account Balance, as of such Record Date and after giving effect to deposits and charges thereto pursuant to Article V, exceeds the Minimum Reserve Account Amount as of such Record Date, but only if no Event of Transfer and no event or condition which with notice or lapse of time, or both, could become an Event of Transfer has occurred and is then continuing.

         (f) By Seller to Purchaser, an amount with respect to such Record Date equal to the amount, if any, by which the Minimum Reserve Account Amount as of such Record Date exceeds the Reserve Account Balance as of such Record Date, which shall be deposited in the Reserve Account pursuant to Section 5.04.

         (g) By Seller to Purchaser, an amount equal to the amount payable to Purchaser pursuant to Section 5.03, if applicable.

         SECTION 4.02 Replacement of Receivables. (a) In lieu of repurchasing Receivables pursuant to Section 3.06(a), 3.07, 2.04 and 2.05, and payment of the related Repurchase Amount pursuant to Section 3.06 (a), 4.01(b), (c) and (d), Seller may propose to transfer, assign and otherwise convey Replacement Receivables to Purchaser as of the respective Record Date, in replacement for Receivables otherwise required to be so repurchased. Purchaser shall not be obligated to accept such proposal and may accept some or all of the proposed Replacement Receivables. If Purchaser does not accept such proposal, or accepts such proposal in part, Seller shall propose to transfer, assign and otherwise convey additional Replacement Receivables to Purchaser as of the respective Record Date, in replacement for Receivables otherwise required to be so repurchased. Purchaser shall not be obligated to accept such additional proposal and may accept some or all of the proposed Replacement Receivables.

If Purchaser does not accept after the additional offer of Replacement Receivables, or accepts such proposal in part, the Seller shall repurchase for cash all such Receivables not so replaced pursuant to Section 3.06(a) 3.07, 2.04 or 2.05, as the case may be. For purposes of determining the amount of the payment, if any, to be made in respect of the repurchase of Receivables, Seller shall receive a credit against the Repurchase Amount for Replacement Receivables so assigned in an amount equal to the Principal Balance of the Replacement Receivable as of such Record Date.

           (b) Each request for replacement of Receivables pursuant to this
Section 4.O2 shall be made by Seller no later than the applicable Report Date and shall be effected by a Replacement Request. If the Purchaser fails to notify Seller of its acceptance, in whole or in part, of such offer to replace Receivables prior to such Distribution Date, the Seller shall repurchase all such receivables to be repurchased on such Distribution Date pursuant to Section
3.06 (a), 3.07, 2.04 or

2.05, as the case may be. Such replacement shall be consummated by the execution and delivery of the documentation described in Section 2.02(c)(iv) and (v), and such other documents and completion of such other matters as the Purchaser may reasonably request. To the extent that the Principal Balance as of such Record Date of the Replacement Receivables to be assigned on any Distribution Date exceeds the Principal Balance of the Receivables so replaced, as of such Record Date, such excess shall be applied, upon request of the Seller, in replacement, in whole or in part, for other Receivables pursuant to this Section 4.02 on succeeding Distribution Dates.

         SECTION 4.03 Manner of Payment: Net Distributions. All distributions to be made to the Purchaser pursuant to Section 4.01 shall be made by wire transfer of immediately available funds to BankBoston, N.A., 100 Federal Street, Boston, Massachusetts 02110, ABA # 011000390, Account Name: BankBoston, N.A. PEC Portfolio Collection Account #4, Account Number 606- 48765. As provided in
Section 3.09, Seller, as servicer, shall make a computation of the remittances to be made pursuant to Section 4.01 above, and the remittances shall be made, on a net basis, provided, however, that the Purchaser shall not be obligated to make any distribution to the Seller if any Event of Transfer, or any event or condition which with notice or lapse of time, or both, could become an Event of Transfer shall have occurred and is continuing. Nonetheless, Seller, as servicer, shall account for all of the above described amounts as if such amounts were deposited and distributed separately. In addition to the deposits and distributions to be made pursuant to Section 4.01, the Purchaser shall make those deposits to and charges against the Reserve Account provided for in
Article V.

         SECTION 4.04 Reassignments. Upon repurchase or replacement of a Receivable, the Purchaser shall execute and deliver, without recourse or warranty (except that its signatures are genuine or authorized and against its actions that impair its good title to the instruments), any documents reasonably requested by the Seller from time to time evidencing or confirming the reassignment of the repurchased or replaced Receivable and the related Financed Property and the release of such repurchased or replaced Receivable from any UCC-1 financing statement filed in connection with the assignment of such Receivable to Purchaser so long as (i) the form of the proposed document is prepared at the expense of Seller and furnished to Purchaser, (ii) the form and substance of the proposed document are satisfactory to Purchaser and its counsel, and (iii) Purchaser and its counsel are afforded a reasonable time to review and process the proposed document, which amount of time shall not in any event be less than ten days.

                                    ARTICLE V

                                 Reserve Account

         SECTION 5.01 Establishment of Reserve Account. On or prior to the Closing Date, Seller will establish by pledge and delivery to Custodian, cash and/or Receivables acceptable to Purchaser in its sole discretion, in an amount sufficient to equal the Minimum Reserve Account Amount. Such cash and/or Receivables shall be placed in a custodial reserve account (referred to as the "Reserve Account") for the benefit of Purchaser who shall have a security interest in such Reserve Account. Such Reserve Account shall be established for the benefit of Purchaser and shall be for the sole use of Purchaser until such time as Purchaser shall have recovered and been repaid the purchase price, its yield of 9.00% on the unreimbursed portion of the purchase price outstanding from time to time from the Pool at the Initial Closing Date, such yield on the unreimbursed portion of the purchase price outstanding from time to time from the Pool at the Subsequent Closing Date as is agreed to between Purchaser and Seller after Purchaser has had an opportunity to conduct due diligence on the Pool offered and after Purchaser has obtained the necessary approvals for such purchase, all reasonable costs and expenses incurred in connection with this transaction and all sums due from Seller to Purchaser pursuant to a Purchase Agreement of December 31, 1992 between The Oxford Finance Companies, Inc. and Purchaser, a Purchase and Servicing Agreement of July 6, 1994 between Purchaser and Seller or a Purchase and Servicing Agreement of August 31, 1995 between Purchaser and Seller. Seller hereby grants to Purchaser a first priority lien on and security interest in, as collateral security for the payment and performance of the obligations of the Seller and the Custodian under the terms of this Agreement, the Custodial Agreement and the Agency Agreement, the Reserve Account, the cash and/or Receivables placed therein from time to time and any investments thereof and proceeds of such investments. Purchaser may at any time and from time to time, without notice to Seller (any requirement for such notice being expressly waived by Seller) set off and apply against any and all of the obligations of Seller hereafter existing under this Agreement, the Custodial Agreement or the Agency Agreement any and all monies held in the Reserve Account and all investments thereof and proceeds of such investments and any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by Purchaser to or for the credit or the account of Seller and any property of Seller from time to time in possession of Purchaser, irrespective of whether or not Purchaser shall have made any demand hereunder and although such obligations may be contingent and matured. The rights of Purchaser under this Section 5.01 are in addition to other rights and remedies (including other rights of set off) which Purchaser may have.

         In order to deposit Receivables into the Reserve Account, Seller shall execute a collateral assignment to Purchaser of such Receivables, together with any necessary appropriately recorded collateral assignment of deeds of trust or mortgages, and together with an appropriate UCC-1 filing, so as to perfect Purchaser's security interest in such Receivables.

         In determining the Reserve Account Balance at any time, Seller shall receive credit for the aggregate Principal Balance of all Receivables collaterally assigned to Purchaser which are not Defaulted Receivables at such time. Provided the Reserve Account Balance is at least equal to the Minimum Reserve Account Amount, Seller may remove Defaulted Receivables from the Reserve Account without payment or substitution therefor.

         Seller may at any time remove from the Reserve Account any Receivable or Receivables which are not Defaulted Receivables and substitute therefor (a) cash in the amount of the aggregate Principal Balance of such Receivable or Receivables being removed from the Reserve Account or (b) a Receivable or Receivables with an aggregate principal balance at least equal to the aggregate principal balance of the Receivable or Receivables being removed from the Reserve Account, which substitute Receivable or Receivables shall be acceptable to Purchaser.

         At such time as the Seller is permitted under this Agreement to remove any Receivables from the Reserve Account, Purchaser shall promptly reassign such Receivables to Seller and execute any necessary recordable assignments of deeds of trust or mortgages and execute any UCC releases as are necessary to transfer such Receivables back to Seller free and clear of Purchaser's security interest therein. Seller shall also advise the Custodian and Agent under the Custodial Agreement and Agency Agreement of such reassignment.

         SECTION 5.02 Charges Against Reserve Account. If, on any Distribution Date, Seller, Custodian or Agent shall fail to make any distribution, in whole or in part, required to be made to Purchaser pursuant to Section 4.01(b), (c) or
(d) or Seller shall fail to replace Receivables as provided in Section 4.02, or the Pool shall fail to equal the unreimbursed purchase price as of the preceding Record Date, Purchaser shall charge against the Reserve Account as of the preceding Record Date and withdraw from the Reserve Account any cash and/or Receivables having a Principal Balance equal to the aggregate unpaid Repurchase Amount of the affected Receivables for the preceding Collection Period or such amount of Receivables necessary for Purchaser to have in its constructive possession and control through Custodian a Pool equalling the unreimbursed purchase price. Such Receivables withdrawn from the Reserve Account shall become the property of Purchaser. So long as the Minimum Reserve Account Amount is maintained by Seller, Seller may request and receive from Purchaser and from the Reserve Account any Defaulted Receivable.

         SECTION 5.03 Other Charges Against the Reserve Account. As of each Record Date, if an Obligor or an Obligor's representative or successor successfully shall assert a claim (including the avoidance of a preferential transfer under bankruptcy law) that results in a liability of Purchaser to such Obligor, Seller shall, on each Distribution Date, pay to Purchaser an amount equal to any loss incurred by Purchaser as of the Record Date due to such claim pursuant to Section 4.01(g). Seller shall pursue reasonable remedies against any necessary or proper parties, as appropriate, to recover the amount of any loss to Purchaser caused by such claim. Nothing in this Section 5.03 shall limit or impair any right of Purchaser to indemnification under this Agreement in connection with any such loss.

         SECTION 5.04 Other Deposits To and Charges Against Reserve Account. On each Distribution Date, if payments of Collected Interest made to the Purchaser for a Collection Period with respect to the Receivables exceed or are less than an amount equal to the per annum yield specified in Section 5.01 computed, from time to time, on the Pool as reduced by payments received during such Collection Period by the Purchaser, then an amount equal to such excess shall be deposited by Purchaser into, and the amount of any such deficiency shall be paid by Seller to the Reserve Account, as the case may be. In addition, Seller shall pay the additional amounts for deposit to the Reserve Account provided for in Section
4.01 (f), if any, and such amounts, together with any amounts paid by Guarantor pursuant to the Guaranty Agreement shall be deposited by Purchaser into the Reserve Account.

         SECTION 5.05 Minimum Reserve Account Amount. As of each Record Date, the Reserve Account Balance shall equal the Minimum Reserve Account Amount. Seller shall deposit with Purchaser or with Custodian such additional Receivables, acceptable to Purchaser in its sole discretion, valued at the then present Principal Balance, as are necessary on or before each Record Date to insure that at all times Seller shall maintain in the Reserve Account the Minimum Reserve Account Amount but if any such Receivable is rejected by Purchaser, Purchaser shall have the right to substitute cash in lieu thereof. Purchaser shall have the right in its sole and absolute discretion to require Seller to provide either a different type of replacement (land sale or timeshare) contract or to make a cash payment or deposit to insure that the Minimum Reserve Account Amount is in effect on each Record Date.

         SECTION 5.06 Termination of Reserve Account. If, after payment in full of all of the Receivables sold to Purchaser by Seller and after satisfaction of all obligations of the Seller (whether as Seller or as servicer) hereunder, any monies or Receivables shall remain in the Reserve Account, Purchaser shall remit any remaining balance of monies to Seller and assign any remaining Receivables to Seller.

                                   ARTICLE VI

                               Seller as Servicer


         SECTION 6.01 Representations of Seller and of Seller as Servicer. Seller for itself and as servicer make the following representations on which Purchaser shall rely in purchasing the Receivables (or, except as noted in any Replacement Request in accepting any assignment of Replacement Receivables pursuant to Section 4.02). The representations shall speak as of the Closing Date (or the Distribution Date in the case of Replacement Receivables assigned pursuant to Section 4.02), and shall survive the sale, transfer and assignment of the Receivables to Purchaser.

         (i) Organization and Good Standing. Seller shall have been duly organized and shall be validly existing as a corporation in good standing under the laws of the State of Nevada with the power and authority to own its respective properties and to conduct its respective business as such properties shall be currently owned and such business is presently conducted, and Seller had, at all relevant times, and shall have, all requisite power, authority, and legal right to acquire and own the Receivables.

         (ii) Due Qualification. Seller shall be duly qualified to do business as a foreign corporation in good standing (to the extent the failure to so qualify could have a material adverse effect on it or on the Receivables or the transactions contemplated hereby) and shall have obtained all necessary licenses and approvals, in all jurisdictions in which the ownership or lease of property or the conduct of its business, including the undertakings under this Agreement, shall require such qualifications, licenses or approvals.

         (iii) Power and Authority. Seller shall have the power and authority to execute and deliver this Agreement and to carry out its terms and Seller shall have full power and authority to sell, transfer, assign and service the Receivables and shall have duly authorized such sale, transfer, assignment, servicing and deposit to and with Purchaser by all necessary corporate action; and the execution, delivery, and performance of this Agreement shall have been duly authorized by Seller by all necessary corporate action.

         (iv) Valid Sale: Binding Obligations. This Agreement shall effect a valid sale, transfer, and assignment of the Receivables and create in Purchaser a valid and perfected first-priority lien on and security interest in the Reserve Account and all monies therein, and investments and proceeds thereof, by Seller, enforceable against creditors of and purchasers from Seller; and this Agreement shall constitute a legal, valid, and binding obligation of Seller enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, or other similar laws affecting the enforcement of creditors rights in general and by general principles of equity, regardless of whether such enforceability shall be considered in a proceeding in equity or at law.

         (v) No Violation. The consummation of the transactions contemplated by this Agreement and the fulfillment of the terms hereof shall not conflict with, or result in any breach of, any of the terms and provisions of, nor constitute (with or without notice or lapse of time) a default under, the articles or certificate of incorporation, charter, or bylaws of Seller, or conflict with or breach any of the material terms or provisions of, or constitute (with or without notice or lapse of time) a default under, any indenture, agreement, or other instrument to which Seller is a party or by which it or its property shall be bound; nor result in the creation or imposition of any Lien upon any of their respective properties pursuant to the terms of any such indenture, agreement, or other instrument (other than this Agreement); nor violate any law or any order, rule or regulation applicable to Seller of any court or of any federal or state regulatory body, administrative agency, or other governmental instrumentality having jurisdiction over Seller or their respective properties; and no governmental and nongovernmental consents, approvals, authorizations, declarations, registrations or filings are or will be required on the part of Seller in connection with the execution, delivery and performance of this Agreement or the transactions contemplated hereby or as a condition to the legality, validity or enforceability of this Agreement, except for filings contemplated by Section 2.02 and routine filings required to maintain corporate standing and currently effective governmental registrations, licenses and permits.

         (vi) No Proceedings. There are no proceedings or investigations pending, or threatened, before any court, regulatory body, administrative agency, or other governmental instrumentality having jurisdiction over the Seller or its properties: (a) asserting the invalidity of this Agreement or the Receivables, (b) seeking to prevent the sale of the Receivables or the consummation of any of the transactions contemplated by this Agreement, or (c) seeking any determination or ruling that are expected to materially and adversely affect the performance by Seller of its obligations under, or the validity or enforceability of, this Agreement or the Receivables.

         (vii) Location of Chief Executive Office. The chief executive office of Seller is located at The PEC Building, 4310 Paradise Road, Las Vegas, Nevada 89109-6572.

         (viii) Accuracy of Information. All factual information furnished by Seller to Purchaser is, and all such factual information hereafter furnished by Seller to Purchaser will be, true and accurate in all material respects.

         (ix) No Finders or Brokers. Seller has not engaged any finder or broker in connection with the transactions contemplated by this Agreement and no fees or commissions are payable by Seller in connection herewith.

         SECTION 6.02 Indemnities of Seller.

          Seller shall indemnify, defend and hold harmless Purchaser from and against any taxes that may at any time be asserted against Purchaser with respect to the sale of the Receivables to Purchaser, including any Taxes relating to any Financed Property, and any sales, gross receipts, general corporation, tangible or intangible personal property, privilege, or license taxes and including any such taxes imposed by the State of Nevada, or any political subdivision or taxing authority thereof, on the Receivables or any income therefrom, or on the Financed Property or on Purchaser as a result of the purchase of the Receivables hereunder (but not including any taxes imposed on the overall net income of Purchaser by the jurisdictions, or any political subdivision or taxing authority of any such jurisdictions, in which Purchaser has its principal office).

         Seller shall defend, indemnify, and hold harmless Purchaser from and against any and all costs, expenses, losses, damages, claims, and liabilities, arising out of or resulting from the management, use, ownership, or operation of any Financed Property by Seller or any Affiliate or other Person acting on its behalf.

         Seller shall indemnify Purchaser for any and all costs, expenses, losses, damages, claims, and liabilities of any kind whatsoever that may be imposed on, incurred, or asserted against Purchaser as the result of any act or omission attributable to the original Custodian or any successor Custodian approved in writing by Seller (which approval shall not be unreasonably withheld), in any way relating to the maintenance and custody by the Custodian of the Custodian Receivable Files or arising from the transaction contemplated by the Custodial Agreement or the Agency Agreement.

         Seller shall indemnify, defend, and hold harmless Purchaser from and against any and all other costs, expenses, losses, claims, damages, and liabilities to the extent that such cost, expense, loss, claim, damage, or liability arose out of, or was imposed upon Purchaser through, the purchase of the Receivables or its participation in any of the transactions contemplated by this Agreement, whether attributable to Seller, any Obligor or any other Person (other than a successor Custodian or servicer which has not been approved in writing by Seller, which approval shall not be unreasonably withheld) including failure of Seller as servicer to provide notice of sale of any Financed Property to the related Obligor and failure to comply with applicable laws in collecting the Receivables or to acts or omissions of any successor Custodian which has been approved in writing by the Seller as servicer (which approval shall not be unreasonably withheld).

         Indemnification under this Section shall include reasonable fees and expenses of counsel and expenses of investigation and litigation, including fees and expenses of counsel and other expenses incurred in investigating, or preparing a defense of, any threatened litigation or claim asserted but shall not include any cost, expense, loss, claim, damage or liability to the extent attributable to the willful misconduct or gross negligence of Purchaser or to acts or omissions of any successor Custodian or servicer which has not been approved in writing by Seller (which approval shall not be unreasonably withheld). If Seller shall have made any indemnity payments pursuant to this
Section 6.02 and Purchaser thereafter collects any of such amounts from others, Purchaser shall promptly repay such amounts to the Seller without interest. Without affecting the survival of any other provision of this Agreement, the indemnities contained in this Section 6.02 shall survive any payment of the amounts owing under, or any repurchase or replacement by Seller of any Receivable and shall survive the termination of this Agreement under Article VIII.

         SECTION 6.03 Protection of Title to the Receivables. Etc. (a) Seller shall execute and file such assignments of agreements for deed and deeds of trust, mortgages, financing statements and other documents and cause to be executed, recorded and filed such continuation statements and shall take or cause to be taken such other actions, all in such manner and in such places as may be required by law and as otherwise requested by Purchaser to preserve, maintain, and protect the interest of Purchaser under this Agreement in the Receivables and in the proceeds thereof. Seller shall deliver (or cause to be delivered) to Purchaser file-stamped copies of, or filing receipts for, any document recorded or filed as provided above, as soon as available following such filing.

         (b) Seller shall not change its name, identity, or corporate structure in any manner that would, could or might make any financing statement or continuation statement filed pursuant to this Agreement seriously misleading within the meaning of Section 9-402(7) of the UCC, unless it shall have given Purchaser at least 60 days prior written notice thereof and shall have taken such action as Purchaser may request under Section 6.03(a) in connection therewith.

         (c) Seller shall give Purchaser at least 60 days' prior written notice of any relocation of their chief executive office if, as a result of such relocation, the applicable provisions of the UCC would require the filing of any amendment of any previously filed financing or continuation statement or of any new financing statement and shall have taken such action as Purchaser may request under Section 6.03(a) in connection therewith. Seller shall at all times maintain its chief executive office, and the servicer shall at all times maintain each office from which it shall service Receivables, within the United States of America.

         (d) Seller shall maintain accounts and records as to each Receivable accurately and in sufficient detail to permit (i) the reader thereof to know at any time the status of such Receivable, including payments and recoveries made and payments owing (and the nature of each) and (ii) reconciliation between payments or recoveries on (or with respect to) each Receivable and the amounts from time to time distributed in respect of such Receivable.

         (e) Seller shall if requested by Purchaser, place or cause the Custodian to place, on such documents in any Custodian Receivable File or any Servicer Receivable File or any folder or file cabinet containing such documents or folders a notation that the related Receivable has been sold, transferred and assigned to Purchaser pursuant to this Agreement and shall further obliterate any such notations indicating any transfer, assignment, pledge or interest of any other Person therein.

Seller shall maintain its computer systems so that, from and after the time of sale under this Agreement of the Receivables to Purchaser, Seller's and the master computer records (including archives) of Seller and Seller as servicer that shall refer to a Receivable indicate clearly that such Receivable is owned by Purchaser. Indication of Purchaser's ownership of a Receivable shall be deleted from or modified on the master computer system of Seller and Seller as servicer when, and only when, the Receivable shall have been paid in full or repurchased from Purchaser.

         (f) If at any time Seller shall propose to sell, grant a security interest in, or otherwise transfer any interest in any Receivables to any prospective purchaser, lender, or other transferee, Seller shall give to such prospective purchaser, lender, or other transferee computer tapes, records, or print-outs (including any restored from archives) that, if they shall refer in any manner whatsoever to any Receivable, shall indicate clearly that such Receivable has been sold and is owned by Purchaser.

         (g) Upon request, servicer shall furnish to Purchaser, promptly after request, such further information pertinent to the Receivables or this Agreement as Purchaser may request.

         SECTION 6.04 Additional Covenants of Seller. (a) Seller shall not create, incur or suffer to exist, or purport to create, incur or suffer to exist, any Lien on the Receivables or the Reserve Account, except in favor of Purchaser; (b) Seller shall take all actions necessary to assure that all owners of any Financed Property in the Timeshare Project shall have the right to apply for (subject to payment of applicable membership charges) exchange privileges through Resort Condominiums International or another international exchange organization acceptable to Purchaser, and Seller shall not cause or permit (where it has a right to consent or object thereto) any change of the Trustee under the Trust Agreements without the prior written consent of Purchaser, which consent will not be unreasonably withheld; (c) Seller shall maintain all licenses and permits and other authority required in connection with the management of the Timeshare Project and the performance of their respective obligations under this Agreement; (d) Seller as soon as available and in any event within 60 days after the end of each fiscal quarter of Seller shall furnish the consolidated balance sheet of the Seller and its respective Subsidiaries as of the end of such quarter, and the related consolidated statements of income and cash flows for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, setting forth in each case in comparative form the corresponding figures for the corresponding date or period of the preceding fiscal year, all in reasonable detail and duly certified (subject to the year-end audit adjustments) by the chief financial officer of the

Seller as having been prepared in accordance with generally accepted accounting principles (except those relating to inclusion of footnotes), together with a certificate of the chief financial officer of the Seller and the Guarantor, respectively, stating (i) that no event or condition which, with notice or lapse of time, or both, would constitute an Event of Transfer has occurred and is continuing or, if an Event of Transfer has occurred and is continuing, a statement setting forth the details thereof and the action which the Seller has taken and proposes to take with respect thereto, and (ii) a computation (which computation shall accompany such certificate and shall be in reasonable detail) which shows compliance with subparagraphs (f) through (h) hereof; (e) Seller as soon as available and in any event within 120 days after the end of each fiscal year of the Seller shall furnish a copy of the consolidated balance sheet of the Seller and its respective Subsidiaries as of the end of such fiscal year and the related consolidated statements of income, shareholders' equity and cash flows of the Seller and its respective Subsidiaries for such fiscal year, certified without qualifications unacceptable to the Purchaser by Deloitte & Touche, or other independent certified public accountants selected by the Seller and acceptable to the Purchaser, together with a certificate of such accountants stating (i) that they have reviewed this Agreement and stating further whether, in the course of their review of such financial statements, they have become aware of any event or condition which, with notice or lapse of time, or both, would constitute an Event of Transfer hereunder, and if such an event or condition then exists and is continuing, a statement setting forth the nature and status thereof, and (ii) a computation (which computation shall accompany such certificate and shall be in reasonable detail) which shows compliance with subparagraphs (f) through (h) hereof; (f) Seller shall not permit or suffer Consolidated Tangible Net Worth of the Seller and its Subsidiaries to be less than $25,000,000 at any time; (g) Seller shall not permit or suffer to be less than $5,000,000 at any time the aggregate of (i) cash and (ii) the outstanding principal balance of receivables of the type comprising Receivables under the Purchase Agreement, for which no payment of principal or interest is more than sixty days past due in accordance with the Credit and Collection Policies and which are not subject to any Lien, except Liens for Taxes not yet due and payable in the case of Timeshare Receivables and Liens for Taxes that have not been enforced by the applicable taxing authority in the case of Land Receivables; (h) Seller shall not make any loan or permit the advance of any funds or property or any other extension of credit to any Guarantor or any entity substantially controlled by the shareholders of Guarantor if the aggregate outstanding principal amount thereof would exceed $2,000,000 (the limitation contained in this sub-section shall be interpreted consistently with a similar covenant in the Purchase and Servicing Agreements between Purchaser and Seller of July 6, 1994 and August 31, 1995), or make or extend any guaranty or similar commitment on behalf of any Affiliate or subsidiary of Guarantor; provided, however, that the foregoing shall not be deemed to impose any limitation on (i) the payment of dividends or (ii) the making of any loan, advance or extension of credit to any wholly-owned Subsidiary of the Seller; provided, however, that notwithstanding the foregoing, neither the Seller nor any of its Subsidiaries shall make any such loan, advance or extension of credit, guaranty or similar commitment to Guarantor for the purpose, directly or indirectly, of providing financing for any other Subsidiary or Affiliate of Guarantor; and (i) Seller shall take such steps as are necessary to insure that no material change in the management of Seller or Guarantor shall occur such that at least three (3) of the following individuals shall at all times remain member of the senior management group of Seller- Robert Nederlander, Jerome Cohen, Don Mayerson and/or Herbert Hirsch.

         SECTION 6.05 Reliance by Seller as Servicer. Seller as servicer and any director or officer or employee or agent of Seller may rely in good faith on the advice of counsel or on any document of any kind prima facie properly executed and submitted by any Person respecting any matter arising under the Agreement. Except as provided in this Agreement, Seller shall not be under any obligation to appear in, prosecute, or defend any legal action that shall be unrelated to its obligations under this Agreement, and that in its opinion may involve it in any expense or liability, provided, however, that Seller may, with the express prior written consent of Purchaser and at Seller's expense unless otherwise agreed, undertake any reasonable action that it may deem necessary or desirable in respect of this Agreement and the rights and duties of the parties to this Agreement.

         SECTION 6.06 Seller as Servicer Not To Resign: New Servicer. Seller as servicer shall not resign from its obligations and duties under this Agreement except upon determination that the performance of its duties shall no longer be permissible under applicable law. Any such determination permitting the resignation of the servicer shall be evidenced by an Opinion of Counsel to such effect delivered to Purchaser. No such resignation shall become effective until Purchaser or a successor servicer shall have assumed the responsibilities and obligations of the servicer in accordance with Section 7.02, unless otherwise required by a binding order of any court, or governmental or administrative entity.

                                   ARTICLE VII

                              Transfer of Servicing

         SECTION 7.01 Events of Transfer. If any one of the following events or conditions shall occur and be continuing:

         (a) Any failure by Seller to deliver or pay when due to Purchaser any proceeds or payment required to be so delivered or paid under the terms of this Agreement or to deliver any certificate required to be delivered pursuant to
Section 3.09, if such failure shall continue unremedied for a period of three Business Days after written notice of such failure is given to Seller by Purchaser; or

         (b) Failure on the part of the Seller to duly observe or to perform in any material respect any other covenants or agreements set forth in this Agreement or in the Custodial Agreement or Agency Agreement, which failure shall continue unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to Seller by Purchaser; or

         (c) Any material representation made by Seller in Section 6.01 shall prove to have been incorrect in any material respect when made or deemed made;

then, and in each and every case, Purchaser, by notice in writing to Seller may
(i) terminate all of the rights and obligations of Seller as servicer under this Agreement or (ii) defer the rights of Seller to receive any distribution pursuant to Section 4.01(e) until termination of this Agreement pursuant to
Section 8.01, or (iii) any one or more of the foregoing. On or after the receipt by the Seller as servicer of such written notice of termination, all authority and power of the Seller as servicer under this Agreement, whether with respect to the Receivables or otherwise, shall pass to and be vested in Purchaser pursuant to this Section 7.01; and, without limitation, Purchaser shall be hereby authorized and empowered to execute and deliver, on behalf of Seller as attorney-in-fact or otherwise, any and all documents and other instruments, and to do or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination, whether to complete the transfer and endorsement of the Custodian Receivable Files or the Servicer Receivable Files, or otherwise. Seller shall cooperate with the Purchaser in effecting the termination of the responsibilities and rights of the Seller as servicer under this Agreement, including the transfer to Purchaser for administration by it of all monies and cash that shall at the time be held for deposit or shall thereafter be received with respect to a Receivable. Without limiting the generality of the foregoing, Seller at its own expense will deliver, and if requested by Purchaser, will cause the Custodian to deliver, upon such termination, to Purchaser all of the Custodian Receivable Files and Servicer Receivable Files and such other memorialized data, documents and records related thereto (including without limitation true copies of any microfilms, computer tapes and data and computer memories and any documentary evidence of title to any Financed Property or other documentary evidence as is required to perfect a lien and security interest in such Financed Property) as Purchaser may reasonably deem necessary to enable it to enforce its rights thereunder and to protect its position as owner thereof and to administer the Receivables as successor servicer. After any such termination and delivery, neither Seller nor the Custodian if requested by Purchaser will hold or retain any executed counterpart or other copy of any Receivable or related material without clearly marking the same to indicate conspicuously that the same is not the original and that transfer thereof does not transfer any rights against the related Obligor or any other Person.

         SECTION 7.02. Purchaser to Act; Appointment of Successor. Upon Seller as servicer's, receipt of notice of termination pursuant to Section 7.01 or resignation pursuant to Section 6.06, Purchaser shall be successor in all respects to the Seller as servicer under this Agreement, and shall succeed to all the rights, responsibilities, duties and liabilities relating thereto placed on Seller as servicer by the terms and provisions of this Agreement. As compensation therefor, Purchaser shall be entitled to receive from the proceeds of the Receivables notwithstanding the provisions of Section 5.03 or any provision of this Agreement to the contrary all costs and expenses of any kind incurred directly or with others in connection therewith, which shall include customary profit and overhead allocation if incurred directly by Purchaser. Purchaser shall provide Seller with a statement thereof, which shall be conclusive absent manifest error. However, receipt of such proceeds by Purchaser shall not affect the right of Purchaser to receive or recover damages sustained by reason of any breach of this Agreement by Seller or any payment which may then be due under the terms of this Agreement to Purchaser. Notwithstanding the above, Purchaser may appoint any Person as the successor to Seller as servicer under this Agreement. In connection with such appointment, Purchaser may make such arrangements for the reasonable compensation and payment of such successor out of payments on Receivables or otherwise as it and such successor shall agree. Purchaser and such successor shall take such action, consistent with this Agreement, as shall be necessary to effectuate any such succession.



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
         SECTION 7.03 Waiver of Past Defaults. Purchaser may waive any default by Seller in the performance of its obligations hereunder and its consequences. Upon any such waiver of a past default, such default shall cease to exist, and any Event of Transfer arising therefrom shall be deemed to have been remedied for every purpose of this Agreement. No such waiver shall extend to any subsequent or other default or impair any right consequent thereon except to the extent expressly so waived. No course of dealing on the part of Purchaser, nor any delay or failure on the part of Purchaser in exercising any right, power or privilege hereunder shall operate as a waiver of such right, power or privilege or otherwise prejudice Purchaser's rights and remedies hereunder; nor shall any single or partial exercise thereof preclude any further exercise thereof or the exercise of any other right, power or privilege. No right or remedy conferred upon or reserved to Purchaser under this Agreement is intended to be exclusive of any other right or remedy, and every right and remedy shall be cumulative and in addition to every other right or remedy granted thereunder or now or hereafter existing under any applicable law.


                                  ARTICLE VIII

                                   Termination


         SECTION 8.01 Termination. This Agreement and the respective rights and obligations of Seller and Purchaser shall terminate, except for the indemnities under Section 6.02 and the representations and warranties under Sections 2.03 and 6.01 which shall survive such termination, upon the payment in full of all of the Receivables in accordance with their terms and the satisfaction of all obligations of Seller to Purchaser hereunder and under a Purchase Agreement of December 31, 1992 between The Oxford Finance Company and Purchaser, a Purchase and Servicing Agreement of July 6, 1994 between Purchaser and Seller or a Purchase and Servicing Agreement of August 31, 1995 between Purchaser and Seller. The Seller shall promptly notify the Purchaser of any prospective termination pursuant to this Section 8.01.


                                   ARTICLE IX

                            Miscellaneous Provisions


         SECTION 9.01 Amendment. This Agreement may be amended only by writing executed on behalf of the Purchaser and Seller.

         SECTION 9.02 Counterparts. For the purpose of



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
facilitating the execution of this Agreement and for other purposes, this Agreement may be executed simultaneously in any number of counterparts, each of which counterparts shall be deemed to be an original, and all of which counterparts shall constitute but one and the same instrument.

         SECTION 9.03 Governing Law. The Agreement shall be construed in accordance with the laws of the Commonwealth of Massachusetts and the obligations, rights, and remedies of the parties under this Agreement shall be determined in accordance with such laws, without giving effect to any conflicts of laws principles. Seller further agrees that any legal action or proceeding with respect to this Agreement, or the transactions contemplated hereby, may be brought in any court of the Commonwealth of Massachusetts, or in any court of the United States of America sitting in Massachusetts, and each of them hereby submits to and accepts generally and unconditionally the jurisdiction of those courts with respect to its person and property. Nothing in this paragraph shall affect the right of Purchaser to bring any such action or proceeding against Seller or its property in the courts of any other jurisdiction. Each of them hereby irrevocably waives any objection to the laying of venue of any such action or proceeding in the above described courts and further waives trial by jury. To the extent that service of process by mail is permitted by applicable law, such service shall be made by registered or certified mail, return receipt requested, to the address and in the manner set forth in Section 9.04 and Purchaser shall further use its best efforts to effect personal service.

         SECTION 9.04 Notices. All demands, notices, and communications under this Agreement shall be in writing, personally delivered or mailed by certified mail, return receipt requested, and shall be deemed to have been duly given upon receipt (a) in the case of Seller or Seller as servicer, to The PEC Building, 4310 Paradise Road, Las Vegas, Nevada 89109, Attention: Frederick H. Conte, Executive Vice President, Telephone: (702) 737-3700, Facsimile: (702) 3694398, with a copy to Jerome J. Cohen, President, 1125 N.E. 125th Street, Suite 206, North Miami, Florida, 33161, Telephone: (305) 895-6500, Facsimile: (305) 899-1824, with a further copy to Mego Financial Corp., 4310 Paradise Road, Las Vegas, Nevada 89109, Attention: Frederick H. Conte, Telephone: (702) 737-3700,
Facsimile: (702) 369-4398, or at such other address as shall be designated by Seller or Seller as servicer by written notice to the Purchaser, (b) in the case of Purchaser, at 100 Federal Street, Boston, Massachusetts 02110 Attention: Real Estate Department-Amy Weinstock Telephone: 617-434-2979, Facsimile: (617) with a copy to BankBoston, N.A., 115 Perimeter Center Place N.E., Suite 500, Atlanta, Georgia 30346 Attention: John Pearson, Assistant Vice President, Facsimile:
(770) 390-8434 or to such other address as shall be designated by Purchaser by written notice to Seller.

         SECTION 9.05 Severability of Provisions. If any or more of the covenants, agreements, provisions, or terms of this Agreement shall be for any reason whatsoever held invalid, then such covenants, agreements, provisions, or terms shall be deemed severable from the remaining covenants, agreements, provisions, or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement.

         SECTION 9.06 Officer's Certificates; Assignment. Certificates to be provided by officers of Seller or the Guarantor pursuant to this Agreement or the Guaranty Agreement shall be deemed given by such officer on behalf of such corporation, and the officer or officers signing any such certificate shall not incur personal liability therefor except to the extent that such liability would attach under applicable law due to fraud, intentional misrepresentation or intentional wrongdoing. This Agreement may not be assigned, in whole or in part, by Seller without the prior written consent of Purchaser.

         SECTION 9.07 Section References. All section references shall be to Sections in this Agreement unless otherwise specified.

         SECTION 9.08 Expenses. Seller agrees to pay, or reimburse Purchaser for the payment of, on demand, the reasonable fees and expenses of counsel to Purchaser, in connection with the preparation, execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, any amendment or modification hereof and the administration of and compliance with this Agreement and the transactions contemplated hereby, the occurrence of any Event of Transfer or the enforcement of the obligations of Seller.

         SECTION 9.09 Allocation of Collections. If an Obligor is obligated under one or more Receivables and also under one or more other assets owned by Seller or assigned by Seller to third parties, then any payment on any such asset received from such Obligor shall, if identified by such Obligor as being made with respect to a particular item or asset, be applied to such item, and otherwise shall be allocated by the Seller as servicer to the Receivables before allocation to any other amount due, including assessments required to be paid in respect of any Financed Property in the Timeshare Project or escrows of any payments in respect of Taxes in the case of the Land Receivables. Seller shall not take any action to cause any Obligor to identify any payment to any particular item or asset in reference to the Receivables.

         SECTION 9.10 Non-Assumption by Purchaser of Obligations. No obligation or liability to any Obligor under any of the Receivables is intended to be assumed by Purchaser hereunder and



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
any such assumption is, to the maximum extent permitted and valid under applicable law, hereby expressly disclaimed.

         SECTION 9.11 Prohibition On Use of Name. Seller and Guarantor are prohibited from using the name of Purchaser or the name of any Affiliate of Purchaser in connection with any of their respective activities, except as required in Seller or Guarantor's dealings with governmental agencies (including the Securities and Exchange Commission, Stock Exchanges and the National Association of Securities Dealers), financing institutions and internal business matters.

         SECTION 9.12 Audits. Purchaser shall have the right to make periodic audits of the Obligor files, Obligor documents, books and records of Seller and Guarantor related to the Receivables at its discretion and at the expense of Seller but such audit expense shall not exceed Six Thousand ($6,000) Dollars on an annual basis provided Seller is not in breach of any provision of this Agreement.

         SECTION 9.13 Brokers. Purchaser and Seller represent and warrant to each other that neither has engaged the services of any broker nor had discussions with any party entitled to a finder's fee or commission in connection with the purchase contemplated by this Agreement.

         IN WITNESS WHEREOF, the parties have caused this Purchase and Servicing Agreement to be duly executed by their respective officers as of the day and year first above written.

PREFERRED EQUITIES CORPORATION,
as Seller


  /s/  RICHARD L. RODRIGUEZ
------------------------------------------------
By:    Richard L. Rodriguez
Title: Vice President

PREFERRED EQUITIES CORPORATION, as Servicer



  /s/  RICHARD L. RODRIGUEZ
------------------------------------------------
By:    Richard L. Rodriguez
Title: Vice President

BANKBOSTON, N.A., A NATIONAL BANKING ASSOCIATION, as Purchaser


  /s/ JOHN T. PEARSON
------------------------------------------------
By:    John T. Pearson
Title: Assistant Vice President



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